                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 1999 (December 31, 1998)



                                ENVOY CORPORATION
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



                  Tennessee                                     0-25062                      62-1575729
----------------------------------------------           -----------------------        --------------------
(State or other jurisdiction of incorporation)           (Commission File Number)         (I.R.S. Employer
                                                                                         Identification No.)


 15 Century Boulevard, Suite 600, Nashville, TN                     37214
------------------------------------------------                  ----------
    (Address of principal executive offices)                       (Zip Code)



       Registrant's telephone number, including area code: (615) 885-3700



                                 Not Applicable
-------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 5.           Other Events
-------------------------------------------------------------------------------


         This Current Report on Form 8-K is being filed to provide the historical financial statements of ENVOY Corporation, a Tennessee corporation ("ENVOY" or the "Company"), as of the year ended December 31, 1998. In addition, the Company has included Selected Financial Data (pursuant to Item 301 of Regulation S-K) and Management's Discussion and Analysis of Financial Condition and Results of Operations for (i) the year ended December 31, 1998 compared to the year ended December 31, 1997 and (ii) the year ended December 31, 1997 compared to the year ended December 31, 1996 (pursuant to Item 303 of Regulation S-K).


Item 7(c).        Exhibits
-------------------------------------------------------------------------------


         The following exhibits are included as part of this Current Report on Form 8-K in connection with the filing of the Company's financial statements:

23.1     Consent of Ernst & Young LLP

23.2     Consent of Arthur Andersen LLP

27       Financial Data Schedule (for SEC use only)

                             SELECTED FINANCIAL DATA
                      (In thousands, except per share date)



                                                                      YEAR ENDED DECEMBER 31,
                                              -----------------------------------------------------------------------
                                                 1998            1997(1)        1996(2)        1995(3)        1994(3)
                                              ---------       ---------       --------        -------        -------
                                                                 (In thousands, except per share data)
STATEMENTS OF OPERATIONS DATA:(4)
Revenues ...............................      $ 184,773       $ 137,605       $  90,572       $ 34,197       $26,114
Operating Income (Loss) ................         23,246          (2,600)        (18,739)          (117)          491
Income (Loss) from Operations Before
  Income Taxes and Loss in Investee ....         22,725          (2,865)        (20,579)          (396)          520
Income Tax (Expense) Benefit ...........        (18,481)         (6,333)         (1,717)            50            61
Loss in Investee .......................             --              --              --         (1,776)           --
                                              ---------       ---------       ---------       --------       -------
Income (Loss) from Continuing
  Operations ...........................      $   4,244       $  (9,198)      $ (22,296)      $ (2,122)      $   581
                                              =========       =========       =========       ========       =======
Net Income (Loss) per Common Share from
  Continuing Operations:(5)
      Basic ............................      $    0.20       $   (0.47)      $   (2.25)      $  (0.14)      $  0.04
                                              =========       =========       =========       ========       =======
      Diluted ..........................      $    0.17       $   (0.47)      $   (2.25)      $  (0.14)      $  0.04
                                              =========       =========       =========       ========       =======
BALANCE SHEET DATA (AT PERIOD END):(4)
Working Capital of Continuing Operations      $  44,560       $  18,027       $  47,541       $ 10,671       $ 7,302
Assets of Continuing Operations ........        183,519         166,625         156,368         33,949        23,171
Total Assets ...........................        183,519         166,625         156,368         33,949        59,240
Long-Term Debt and Deferred Taxes ......          7,932          11,269          10,914         10,687           928
Preferred Stock ........................         41,300          55,021          55,021             --            --
Shareholders' Equity of Continuing .....        141,896         125,082         124,425         15,300        17,227
  Operations

Notes:

(1) The 1997 results include expenses of $6.6 million for the write-off of acquired in-process technology associated with the Diverse Software Solutions, Inc. and Healthcare Data Interchange Corporation acquisitions. (See Note 4 of Notes to Consolidated Financial Statements.)

(2) The 1996 results include expenses of $8.7 million related to the write-off of acquired in-process technology and $4.7 million relating to the reorganization plan approved in conjunction with the National Electronic Information Corporation and Teleclaims, Inc. acquisitions.
     (See Notes 4 and 6 of Notes to Consolidated Financial Statements.)

(3) Amounts reflect the impact of the merger of the Company's predecessor with First Data Corporation in June 1995. (See Note 1 of Notes to Consolidated Financial Statements.)

(4) The Company has restated its financial statements to reflect its February 1998 business combinations with XpiData, Inc., Professional Office Services, Inc. and Automated Revenue Management, Inc. (sometimes hereinafter referred to collectively as the "ExpressBill Companies"). These combinations have been accounted for as poolings of interests; therefore, the historical financial statements of the Company for all periods have been restated to include the accounts and results of operations of the ExpressBill Companies. (See Note 4 of Notes to Consolidated Financial Statements.)


(5) Net loss per common share for the year ended December 31, 1996 includes the effect of the beneficial conversion feature of the Company's Series B Convertible Preferred Stock, which resulted in the recognition of a preferred dividend of $14.9 million (See Note 13 of Notes to Consolidated Financial Statements.)

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis should be read in conjunction with, and is qualified in its entirety by, the Company's consolidated financial statements, including the notes thereto, included herein.

         Except for historical information contained herein, this Current Report on Form 8-K contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those projected in the forward- looking statements. These risks and uncertainties are discussed in more detail in the Company's periodic reports and other documents filed by the Company with the Securities and Exchange Commission (the "Commission"), as such may be amended from time to time, and under the caption entitled "Risk Factors" herein. These forward-looking statements generally can be identified as such because the content of the statements will usually contain such words as the Company or management "believes," "anticipates," "expects," "hopes," and words of similar import. Similarly, statements that describe the Company's future plans, objectives, goals or strategies are forward-looking statements.

OVERVIEW

         ENVOY is a leading provider of electronic data interchange ("EDI") and transaction processing services to participants in the health care market, including pharmacies, physicians, hospitals, dentists, billing services, commercial insurance companies, managed care organizations, state and federal government agencies and others.

         On February 27, 1998, the Company completed business combinations with the ExpressBill Companies pursuant to separate agreements and plans of merger for an aggregate of 3.5 million shares of the Company's Common Stock (the "Common Stock"). These combinations have been accounted for as poolings of interests, and the historical financial statements of the Company for all periods have been restated to include the accounts and results of operations of the ExpressBill Companies.

         The Company also has made several acquisitions since the beginning of 1996, including the acquisitions of National Electronic Information Corporation ("NEIC") and several other businesses in 1996, Healthcare Data Interchange Corporation ("HDIC") and Diverse Software Solutions, Inc. ("DSS") in 1997, and Synergy Health Care, Inc. ("Synergy") and Control-O-Fax Corporation ("Control-O-Fax") in 1998 (collectively, the "Acquired Businesses"). These acquisitions were accounted for under the purchase method of accounting and, as a result, the Company has recorded the assets and liabilities of the Acquired Businesses at their estimated fair values, with the excess of the purchase price over these amounts being recorded as goodwill. The financial statements for all periods reflect the operations of the Acquired Businesses for the periods after their respective dates of acquisition.

         On September 16, 1997, the Company completed the sale of substantially all of the assets related to the Company's hunting and fishing licenses and electronic benefit transfer business (collectively, "the Government Services Business") for (i) $500,000 payable in the form of a promissory note due and payable in full on August 31, 1999 and (ii) certain contingent payment amounts based upon the achievement of specified future operating results of the Government Services Business. The results of operations of the Government Services Business are included in the Company's consolidated statements of operations through the date of disposition, and includes revenues for 1997 of approximately $466,000. Accordingly, the sale of the Government Services Business is not expected to have a material impact on the Company's results of operations.

         The Company's revenues principally have been derived from EDI and transaction processing services to the health care market which generally are paid for by the health care providers or third party payors. Revenues generally are earned on a per transaction basis. In addition, total revenues include non-transaction based revenues derived from the ExpressBill Companies and some of the Acquired Businesses. This revenue includes maintenance, licensing and support activities, as well as the sale of ancillary software and hardware products and, in the case of the ExpressBill Companies, certain printing services.

         The Company's revenues generally are comprised of the following types of EDI and transaction processing services: (i) pharmacy EDI, (ii) medical and other EDI and (iii) patient statements. The table below shows the number of transactions processed by the Company for the periods presented (in thousands):


                                      YEAR ENDED DECEMBER 31,
                               1998               1997           1996
                            ----------           -------        -------
Pharmacy EDI                   721,154           597,609        478,526
Medical and other EDI          291,703           215,437        132,724
Patient statements             163,731            99,823         54,251
                             ---------           -------        -------
Total                        1,176,588           912,869        665,501
                             =========           =======        =======


The transactions reflected above include the transactions of the Acquired Businesses from the date of acquisition, and include the transactions of the ExpressBill Companies for all periods.

         While pharmacy EDI transactions currently represent a majority of the Company's total transactions, the fees associated with these transactions are significantly less on a per transaction basis than those received for medical EDI and patient statement transactions. As a result, pharmacy EDI revenue constituted less than 15% of the Company's total revenues in 1998. For 1998, the pharmacy EDI business grew at a rate of approximately 21%, approximately half of the rate experienced in the Company's other businesses based on the number of transactions processed. The Company believes the limited growth in the Company's pharmacy EDI revenues as compared to the Company's medical EDI and patient statement revenues primarily is the result of two factors. First, the acquisitions of the Acquired Businesses have contributed significantly to the growth of the medical EDI and patient statement business, and the Company has not made any acquisitions in the pharmacy EDI business. In addition, the Company believes that growth in the pharmacy EDI business has not been as great as in the medical EDI and patient statement business because of the deeper market penetration in the more mature pharmacy EDI business. As a result, the Company expects its pharmacy EDI business as presently conducted to represent a decreasing portion of the Company's total revenues in the future. As the mix of the Company's business changes, a decline in the growth rates associated with the Company's medical EDI and patient statement business could have a material adverse effect on the financial condition and operating results of the Company. There can be no assurance that the mix of the Company's business or growth rates will continue at their current level.

         The Company receives a large number of medical EDI transactions from practice management system ("PMS") vendors and other claims clearinghouses. These third parties aggregate medical EDI transactions from health care providers, but require a clearinghouse (such as ENVOY) with direct connections to payors in order to complete the processing of the transactions. ENVOY typically receives revenue from payors on these transactions, and pays rebates based on volume to exclusive and preferred vendors as an inducement to use ENVOY as the clearinghouse for these transactions. If the mix of transaction volume continues to shift to large PMS vendors or claims clearinghouses, the Company's business may increasingly become dependent on the Company's ability to maintain or establish successful relationships with such third parties. In that regard, Medic Computer Systems, a major PMS vendor which currently has an exclusive processing relationship for batch transactions with the Company through June 1999 and represented approximately 3.5% of the Company's total revenues for 1998, recently announced that it has entered into a transaction processing and development agreement with one of the Company's competitors. In the event the Company is not able to maintain or establish relationships with major third party PMS and claims clearinghouse vendors, including Medic, to induce them to continue to send transactions to ENVOY, the Company's business, operating results or financial condition may be adversely affected.

         The Company continues to actively pursue the acquisition of health care information businesses and other companies complementary to its business. The Company's ability to successfully negotiate and close acquisitions will materially impact the financial condition and operating results of the Company. There can be no assurance that the Company will find attractive acquisition candidates, be able to successfully finance and complete the acquisitions, consolidate and integrate such businesses following the acquisition or successfully operate them on a going-forward basis.

         Recent Development. On December 15, 1998, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Quintiles Transnational Corp. ("Quintiles") pursuant to which the Company is anticipated to merge with and become a wholly-owned subsidiary of Quintiles in a transaction expected to be accounted for as a pooling of interests (the "Merger"). Under the terms of the Merger Agreement, each issued and outstanding share of Common Stock and each issued and outstanding share of Series B Convertible Preferred Stock (the "Series B Preferred Stock") will be exchanged for 1.166 shares of Quintiles common stock. In addition, Quintiles will convert any remaining unexercised ENVOY stock options into Quintiles stock options on the same terms and conditions, except that the number of shares and exercise price will be adjusted for the effect of the exchange ratio. In addition, Quintiles will convert any remaining unexercised ENVOY stock options into Quintiles stock options on the same terms and conditions, except that the number of shares and exercise price will be adjusted for the effect of the exchange ratio. The Merger is subject to approval by the Company's and Quintiles' shareholders and certain other conditions.

RESULTS OF OPERATIONS

         The following table presents, for the periods indicated, the percentage relationship certain statements of operations items bear to revenues.


                                                              YEAR ENDED DECEMBER 31,
                                                       ------------------------------------
                                                        1998           1997           1996
                                                       ------         ------         ------
Revenues                                                100.0%         100.0%         100.0%
Cost of revenues                                         44.6           46.7           48.0
Selling, general and administrative expenses             21.8           23.8           27.2
Research and development expenses                         1.5            1.6            2.0
Depreciation and amortization expenses                   19.6           25.0           28.2
Merger and facility integration costs                      --             --            5.2
Write-off of acquired in-process technology                --            4.8            9.6
EMC losses                                                 --             --            0.6
                                                       ------        -------         ------
Operating income (loss)                                  12.6           (1.9)         (20.7)
Interest income                                           0.5            1.0            1.1
Interest expense                                         (0.8)          (1.2)          (3.2)
                                                       ------        -------         ------
Income (loss) before income taxes                        12.3           (2.1)         (22.7)
Provision from income taxes                              10.0            4.6            1.9
                                                       ------        -------         ------
Net income (loss)                                         2.3%          (6.7)%        (24.6)%
                                                       ======        =======         ======



FISCAL YEAR 1998 AS COMPARED WITH 1997

         Revenues. Revenues for the year ended December 31, 1998 were $184.8 million compared to $137.6 million for 1997, an increase of $47.2 million or 34.3%. The increase in revenue is primarily the result of higher transaction volumes, which increased 28.9% in 1998 compared to 1997. The increases were primarily the result of medical EDI and patient statement internal transaction growth and, to a lesser extent, the acquisition of HDIC and the resulting increase in transaction volume from Aetna U.S. Healthcare Inc. ("AUSHC"). Without the transaction volume from AUSHC, volumes would have increased 27.2% in 1998 compared to 1997.

         Cost of Revenues. Cost of revenues includes the cost of communications, computer operations, operating supplies, product development and customer support, as well as the cost of hardware sales and rebates to third parties for transaction processing volume. Cost of revenues for the year ended December 31, 1998 was $82.3 million compared to $64.2 million for 1997, an increase of $18.1 million or 28.1%. The dollar increase is attributable to the additional costs associated with the increased transaction volume and, to a lesser extent, increases in rebates paid to third parties in connection with medical EDI transactions. The increase in rebates paid to third parties was approximately $3.0 million and resulted primarily from an increase in the volume of claims received from certain large third party vendors and claims clearinghouses. As a percentage of revenues, cost of revenues improved to 44.6% for 1998 compared to 46.7% for 1997. The improvement is primarily attributable to the Company's ability to spread certain fixed costs of revenue over a larger base of revenues.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses include marketing, finance, accounting and administrative costs. Selling, general and administrative expenses for 1998 were $40.2 million compared with $32.7 million in 1997, an increase of $7.5 million or 22.9%. The dollar increase is a result of the inclusion of the Acquired Businesses following the date of acquisition and the cost of required corporate infrastructure to support the larger base of revenues. As a percentage of revenues, selling, general and administrative expenses were 21.8% for 1998 compared with 23.8% in 1997. The improvement as a percentage of revenue is a result of a larger revenue base to support these expenses, as well as the elimination of certain duplicative costs realized in connection with the Acquired Businesses following the date of acquisition.

         Research and Development Expenses. Expenses related to research and development of new products are expensed as incurred until technological feasibility is established for the product. Thereafter, all development costs are capitalized until the products are available for general use by customers. Research and development expenses for the year ended December 31, 1998 were $2.8 million compared to $2.2 million for 1997.

         Depreciation and Amortization Expenses. Depreciation and amortization expenses relate primarily to host computers, communications equipment and goodwill and identifiable intangible assets related to acquisitions. Depreciation and amortization expenses for 1998 were $36.2 million compared to $34.4 million for 1997. The increase in 1998 is primarily the result of the amortization expense of $29.1 million for goodwill and identifiable intangible assets related to the Acquired Businesses, compared with $28.3 million in 1997. At December 31, 1998, the Company had net goodwill of $53.5 million associated with the Acquired Businesses. Such goodwill is being amortized over periods of three to 15 years from the date of acquisition. In addition, the Company had net identifiable intangible assets of $27.4 million. These assets are being amortized over two to ten year time periods from the date of acquisition.

         Write-off of Acquired In-Process Technology. The Company recorded write-offs of acquired in-process technology of $6.6 million in 1997 related to the acquisitions of HDIC and DSS. These amounts represent an allocation of the purchase price to projects that primarily included the development of: (i) new transaction sets which would allow health care providers to submit additional health care transactions electronically; and (ii) additional interfaces and functionality for accounts receivable management service offerings provided by DSS. Such amounts were charged to expense because the projects related to research and development that had not reached technological feasibility and for which there was no alternative future use. See "--Acquired In-Process Technology."

         Net Interest Income (Expense). The Company recorded net interest expense of $521,000 for the year ended December 31, 1998 compared to net interest expense of $265,000 in 1997. Interest income decreased to $910,000 in 1998 from $1.3 million in 1997. The reduction in interest income for 1998 primarily is a result of the HDIC acquisition in August 1997. The Company acquired HDIC for approximately $36.4 million in cash and the assumption of certain liabilities associated with unfavorable contracts. Following the HDIC acquisition, the Company had less cash available for investment and the Company also was required to impute additional interest expense to account for certain unfavorable contracts assumed in the HDIC acquisition.

         Income Tax Provision. The Company's income tax provision for the year ended December 31, 1998 was $18.5 million compared to $6.3 million in 1997. The tax provision recorded in 1997 reflects a deferred income tax benefit of $2.5 million associated with the $6.6 million charge for the write-off of acquired in-process technology related to the HDIC and DSS acquisitions. Income tax expense recorded is based upon estimated taxable income. Amortization of certain goodwill and identifiable intangibles are not deductible for income tax purposes.

FISCAL YEAR 1997 AS COMPARED WITH 1996

         Revenues. Revenues for the year ended December 31, 1997 were $137.6 million compared to $90.6 million for the same period last year, an increase of $47.0 million or 51.9%. The increase in revenue is primarily due to a 37.2% increase in transactions in 1997 compared to 1996. Transaction growth was derived from both internal growth and the Acquired Businesses. Without the increased transaction volume from the Acquired Businesses, transaction growth would have been 32.3%. In addition, the March 1997 acquisition of DSS provided additional revenues of $2.8 million in 1997 from software licensing, maintenance and support activities.

         Cost of Revenues. Cost of revenues for 1997 was $64.2 million compared to $43.5 million for 1996, an increase of $20.7 million or 47.6%. The dollar increase is attributable to the additional costs associated with the increased transaction volume, the inclusion of the Acquired Businesses following the date of acquisition and increases in rebates paid to third parties in connection with medical EDI transactions. The increase in rebates to third parties was approximately $4.7 million, and primarily results from an increase in the volume of claims received from certain large third party vendors and claims clearinghouses. As a percentage of revenues, cost of revenues improved to 46.7% in 1997 compared to 48.0% in 1996. The improvement primarily is attributable to the Company's ability to spread certain fixed costs of revenues over a larger base of revenues.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses for 1997 were $32.7 million compared to $24.6 million in 1996, an increase of $8.1 million or 32.9%. The dollar increase is the result of the inclusion of the Acquired Businesses following the date of acquisition and the required infrastructure to support the larger base of revenues. As a percentage of revenues, selling, general and administrative expenses decreased to 23.8% for 1997 compared to 27.2% for 1996. The improvement is attributable to a larger base of revenues and the elimination of certain duplicative costs realized in connection with the Acquired Businesses following the date of acquisition.

         Research and Development Expenses. Research and development expenses for the year ended December 31, 1997 were $2.2 million compared to $1.8 million in 1996.

         Depreciation and Amortization Expenses. Depreciation and amortization expenses for 1997 were $34.4 million compared to $25.5 million for 1996. The increase in 1997 is primarily the result of the amortization expense of $28.3 million for goodwill and identifiable intangible assets related to the Acquired Businesses, compared with $20.6 million in 1996. Depreciation and amortization expense for 1997 increased further as the result of the additional investment in host computer systems and software to expand the Company's transaction processing capabilities.

         Merger and Facility Integration Costs. The Company recognized merger and facility integration costs in 1996 of $4.7 million related primarily to the NEIC and Teleclaims, Inc. ("Teleclaims") acquisitions. These charges represent costs incurred as a direct result of the plan to integrate NEIC and Teleclaims. The Company estimates that no future costs will be charged to merger and facility integration costs related to NEIC and Teleclaims.

         Write-off of Acquired In-Process Technology. The Company recorded write-offs of acquired in-process technology of $6.6 million and $8.7 million in 1997 and 1996, respectively. The 1997 write-offs related to the HDIC and DSS acquisitions, and the 1996 write-offs related to the NEIC and Teleclaims acquisitions. These amounts represent an allocation of purchase price to projects that primarily included: (i) projects aimed at facilitating the ease of participation of health care providers into clearinghouse technologies and ensuring compliance with regulatory and other industry standards; (ii) the development of new transaction sets which would allow health care providers to submit additional health care transactions electronically; and (iii) the development of additional interfaces and functionality for accounts receivable management service offerings provided by DSS. Such amounts were charged to expense because the projects related to research and development that had not reached technological feasibility and for which there was no alterative future use. See "--Acquired In-Process Technology."

         EMC Losses. In January 1995, ENVOY acquired a 17.5% interest in EMC*Express, Inc. ("EMC"). In connection therewith, the Company also entered into an agreement for the management of EMC, which required the Company to fund certain of EMC's operating costs in the form of advances, and acquired an option to purchase the remaining 82.5% interest in EMC for approximately $2.7 million. At December 31, 1995, the Company determined it would terminate the management agreement and would not exercise its option to purchase the remaining 82.5% interest in EMC, principally as a result of similar products and technology being available to the Company through the acquisition of NEIC, EMC's poor operating performance and the belief that operating losses at EMC likely would continue. As such, the Company determined that it was probable an impairment of its equity investment in EMC as of December 31, 1995 had occurred and recorded an adjustment to recognize an impairment in the carrying value of its investment, including writing off advances and providing for future commitments to EMC at the time when the Company's investment was recorded at net realizable value of zero. As a result, the Company recognized losses in 1996 of $540,000 relating to the funding of EMC operating losses through the termination date of the management agreement in March 1996. Based upon the Company's decision to terminate the management agreement, the Company discontinued the equity method of accounting for EMC and began accounting for the investment on a cost basis. Accordingly, the loss related to EMC has been charged to operating expense. Following the termination of the management agreement and option, certain shareholders of EMC filed a lawsuit against the Company asserting claims for breach of contract and negligent conduct. In October 1996, the Company acquired the remaining 82.5% interest in EMC for $2.0 million in cash and settled the related lawsuit for $300,000. In connection with the Company's acquisition of the remaining 82.5% interest in EMC, the Company recorded identifiable intangible assets of approximately $1.9 million related to the customer base acquired from EMC.

         Net Interest Income (Expense). The Company recorded a net interest expense of $265,000 for 1997 compared to net interest expense of $1.8 million for 1996. Interest income increased to $1.3 million in 1997 compared to $1.0 million in 1996, primarily because of an increase in the amount of cash available for investment during 1997. In this regard, operating activities provided cash of $23.2 million in 1997 compared to $3.2 million in 1996, and the Company's August 1996 public offering of 3,320,000 shares of Common Stock provided cash of approximately $83.0 million. The proceeds from this public offering were used, in part, to retire indebtedness under a $25 million term loan and $12.9 million outstanding under the Company's revolving credit facility. Primarily as a result of these debt repayments, interest expense decreased to $1.6 million in 1997 compared to $2.9 million in 1996.

         Income Tax Provision. The Company's income tax provision for
1997 was $6.3 million compared to $1.7 million in 1996. The tax provision recorded in 1997 reflects a deferred income tax benefit of $2.5 million associated with the $6.6 million charge for the write-off of acquired in-process technology related to the HDIC and DSS acquisitions.

ACQUIRED IN-PROCESS TECHNOLOGY

         In connection with the purchases of certain of the Acquired Businesses, including NEIC, DSS and HDIC, the Company made allocations of the purchase price to acquired in-process technology. These amounts were expensed on the respective acquisition dates of the Acquired Businesses because the acquired in-process technology had not yet reached technological feasibility and had no future alternative uses.

         Since the respective dates of acquisition, the Company has used the acquired in-process technology to develop new health care EDI and transaction processing product and service offerings, which have or will become part of the Company's suite of products when completed. The nature of the efforts required to develop the acquired in-process technology into commercially viable products principally relate to the completion of all planning, designing and testing activities that are necessary to establish that the product or service can be produced to meet its design requirements, including functions, features and technical performance requirements. The Company currently expects that the acquired in-process technology will be successfully developed, but there can be no assurance that commercial viability of these products will be achieved. Furthermore, future developments in the health care EDI and transaction processing industry, changes in EDI and transaction processing technology, changes in other product and service offerings or other developments may cause the Company to alter or abandon these plans. Failure to complete the development of these projects in their entirety, or in a timely manner, could have a material adverse impact on the Company's operating results, financial condition and results of operations.

         A description of the acquired in-process technology and the estimates made by the Company for each of NEIC, DSS and HDIC is set forth below.

         NEIC

         The in-process technology acquired in the NEIC acquisition consisted of five significant research and development projects. These projects were all aimed at facilitating the ease of participation of health care providers into clearinghouse technologies and ensuring compliance with regulatory and other industry standards. After acquiring NEIC, the Company continued the development of these in-process projects.

         The Company has assigned a value of $8.0 million to the NEIC in-process technology. In arriving at this value, the Company considered independent appraisals obtained for this purpose, the views of the Commission on in-process research and development as set forth in its September 15, 1998 letter to the American Institute of Certified Public Accountants ("AICPA Letter"), and the comments of the Staff of the Commission (the "Staff") in its review of a registration statement filed by the Company in May 1998 (the "Registration Statement"), for the Company to consider (i) the stage of completion of the in-process technology at the date of acquisition, (ii) other contributions of the Company's own distinct and unique proprietary advantages, and (iii) the estimated total project costs of the in-process research and development in arriving at the valuation amount.

         A brief description of the five in-process projects is set forth below:

         - UniClaim. This product is a PC based claims processing system that extracts Health Care Financing Administration 1500 claim formats from PMS, performs edits and transports the file to a host system where EDI formatting is completed for delivery to payors. The Company estimates this project, which was completed in the second quarter of 1996, was approximately 40% complete at the date of the NEIC acquisition.

         - GTEDS. This product is a computerized system for the collection, validation and distribution of claims from various sources to claims receivers. The Company estimates this project, which was completed in the fourth quarter of 1996, was approximately 45% complete at the date of the NEIC acquisition.

         - On-Line. This product is an application that performs "screen scraping" (i.e., it captures data from a screen presentation and creates an American National Standards Institute 270 eligibility request.) The Company estimates this project, which was completed during the second quarter of 1998, was approximately 35% complete at the date of the NEIC acquisition.

         - SmartPost. This product is an application to populate a physician PMS with remittance data for automatic posting to the PMS. In the first quarter of 1997, the Company completed the acquisition of DSS, which already had a Receivables Management product that included substantially the same functionality as the SmartPost product, and determined to abandon further development of SmartPost. The Company estimates this project was approximately 55% complete at the date of the NEIC acquisition.

         - Expect. This product is an application for screen scraping at payor locations. In the first quarter of 1997, the Company identified an existing software application with the same capabilities as Expect, and made a decision to license that software and abandon the Expect project. The Company estimates this project was approximately 35% complete at the date of the NEIC acquisition.

At the time of the NEIC valuation, the expected total costs of all such projects were approximately $4.0 million. Approximately $1.8 million was incurred after the date of the NEIC acquisition for the completion of these projects, and there are no additional expected costs to complete the research and development projects acquired from NEIC.

         DSS

         The in-process technology acquired in the DSS acquisition consisted primarily of projects related to DSS's Receivables Management product line and four peripheral products expected to be used as add-on features to the Receivables Management product. DSS's Receivables Management product line works with existing hospital information system ("HIS") and PMS software and provides claims and receivables management, including billings, collections and cash applications, among other functions. At the time of acquisition, DSS was selling versions of the Receivables Management product to work with certain HIS and PMS products; however, the Company noted that there was still substantial development work required in order to complete versions which were adapted to other major HIS and PMS products. The Company estimates this project, which was completed during the fourth quarter of 1997, was approximately 35% complete at the date of the DSS acquisition.

         The Company has assigned a value of $600,000 to the DSS in-process technology. In arriving at this value, the Company considered independent appraisals obtained for this purpose, the Commission's views on in-process research and development as set forth in the AICPA Letter, and the Staff's comments in its review of the Registration Statement for the Company to consider
(i) the stage of completion of the in-process technology at the date of acquisition, (ii) other contributions of the Company's own distinct and unique proprietary advantages, and (iii) the estimated total project costs of the in-process research and development in arriving at the valuation amount.

         A brief description of each of the four add-on features is set forth below:

         - Materials Management. This product incorporates certain customized features into licensed software to allow for on-line transaction processing of inventory data. The Company estimates this project, which was completed during the third quarter of 1997, was approximately 50% complete at the date of the DSS acquisition.

         - Billing and 72-Hour Compliance. This product processes all emergency room billings and collections, in addition to tracking patients throughout the emergency/casualty process. The Company estimates this project, which was completed during the first quarter of 1998, was approximately 50% complete at the date of the DSS acquisition.

         - Registration. This product facilitates access to patient records, as well as providing basic patient information to payors. The Company estimates this project, which was completed during the fourth quarter of 1998, was approximately 25% complete at the date of the DSS acquisition.

         - Collections. This product assists the health care provider's HIS or PMS system in the management of receivables. In the fourth quarter of 1997, management placed further development of this project on hold while it evaluated alternative technologies and development strategies. The Company estimates this project was approximately 20% complete at the date of the DSS acquisition. At the time that the project was placed on hold, the Company estimates that this project was approximately 60% complete.

At the time of the DSS valuation, the expected total costs of all such projects totaled approximately $300,000. Approximately $170,000 was incurred after the date of the DSS acquisition for the completion of these projects, and the Company estimates that no additional costs will be required with respect to these research and development projects.

         HDIC

         The in-process technology acquired in the HDIC acquisition consisted of seven significant research and development projects associated with HDIC's product line. At the time of acquisition, HDIC had developed on-line, real-time claims transaction technology which permitted AUSHC to receive real-time EDI transactions, and was in the process of developing new transaction sets which would allow health care providers to submit additional health care transactions electronically. After acquiring HDIC, the Company modified the Company's existing front-end transaction platforms to accommodate HDIC's technology and continued the development of seven in-process projects. The Company believes that the resulting technology has given, and will continue to give, the Company a competitive advantage in the marketplace by significantly enhancing the Company's existing EDI and transaction processing capabilities with additional transaction sets.

         The Company has assigned a value of $6.0 million to the HDIC in-process technology. In arriving at this value, the Company considered independent appraisals obtained for this purpose, the Commission's views on in-process research and development as set forth in the AICPA Letter, and the Staff's comments in its review of the Registration Statement for the Company to consider
(i) the stage of completion of the in-process technology at the date of acquisition, (ii) other contributions of the Company's own distinct and unique proprietary advantages, and (iii) the estimated total project costs of the in-process research and development in arriving at the valuation amount.

         A brief description of each of the seven in-process projects is set forth below:

         - Real-time referrals. This product is designed to allow batch or on-line real-time transaction processing for referral authorization and the ability to receive or confirm acknowledgment through the Company's network that a valid referral is on file with the primary care provider ("PCP"). The Company estimates this project, which was completed during the second quarter of 1998, was approximately 25% complete at the date of the HDIC acquisition.

         - Vision claims. This product is designed to provide the capability for health care providers to submit vision claims and vision-related information electronically. The Company estimates this project, which was completed during the third quarter of 1998, was approximately 35% complete at the date of the HDIC acquisition.

         - Lab utilization/results. This product is designed to allow electronic transmission of lab testing requests and reporting of lab results. The Company estimates this project, which was completed during the third quarter of 1998, was approximately 50% complete at the date of the HDIC acquisition.

         - Provider directories. This product is designed to allow for the maintenance of reference information related to health care providers and provider networks. The Company estimates this project, which was completed in the fourth quarter of 1998, was approximately 15% complete at the date of the HDIC acquisition.

         - Real-time encounters/claims. This product is designed to allow batch or on-line real-time transaction processing for the transmission of encounter data from the PCP or a capitated specialist to the insurer, and the subsequent acknowledgment of receipt. The Company estimates this project was approximately 45% complete at the date of the HDIC acquisition. The Company estimates that the project was approximately 70% complete as of December 31, 1998. This project has been put on hold pending completion of Year 2000 compliance work by AUSHC. Work on this project currently is expected to resume in the fourth quarter of 1999, with completion expected in 2000.

         - Electronic pre-certifications. This product is designed to allow batch or real-time batch transaction processing for the request and authorization to perform non-capitated procedures or hospital admissions. This transaction is initiated from the PCP, specialist hospital or other delivery system. The Company estimates this project was approximately 35% complete at the date of the HDIC acquisition. The Company estimates that the project was approximately 40% complete as of December 31, 1998. This project has been put on hold pending completion of Year 2000 compliance work by AUSHC. Work on this project currently is expected to resume in the fourth quarter of 1999, with completion expected in 2000.

         - Rosters through the Internet. This product is designed to use the Internet as a means to deliver to health care providers managed care program eligibility status and capitated payment information. The Company estimates this project was approximately 50% complete at the date of the HDIC acquisition. The Company estimates that the project was approximately 80% complete as of December 31, 1998. This project has been put on hold pending completion of Year 2000 compliance work by AUSHC. Work on this project currently is expected to resume in the fourth quarter of 1999, with completion expected in 2000.

At the time of the HDIC valuation, the expected total costs of all such projects was approximately $3.0 million. Approximately $400,000 has been incurred since the date of the HDIC acquisition for these projects through January 31, 1999, and the Company estimates that approximately $1.4 million will be required to complete the remaining research and development projects. The remaining efforts to complete these projects include the processes of planning, coding and testing the primary applications and customer interfaces, and introducing such processes into production environments at Company and customer locations.

LIQUIDITY AND CAPITAL RESOURCES

         The Company was profitable in 1998, but had incurred operating losses prior to 1998 since its inception primarily as a result of substantial non-cash depreciation and amortization charges, together with the write-off of acquired in-process technology related to the Acquired Businesses. Despite these losses, the Company's operations have generated positive cash flows of $44.0 million in 1998, $23.2 million in 1997 and $3.2 million in 1996.

         Investing activities consist primarily of payments for acquired businesses and purchases of property and equipment. Investing activities used $23.1 million in 1998, $51.2 million in 1997 and $94.0 million in 1996.

         Financing activities consist primarily of proceeds from the issuance of capital stock, and proceeds from and payments on debt. Financing activities provided $781,000 in 1998, used $222,000 in 1997 and provided $127.2 million in 1996.

         The Company purchases additional computer hardware and software products from time to time as required to support the Company's business. The Company incurred capital expenditures of $6.2 million, $8.7 million and $5.4 million for 1998, 1997 and 1996, respectively, primarily for computer hardware and software products. The Company currently estimates that total capital expenditures for 1999 will be approximately $9.0 to $10.0 million.

         The Company is expensing as incurred all costs associated with system changes related to its Year 2000 compliance project. The Company estimates that the total cost of the Year 2000 expenses will be approximately $4.0 million, of which approximately $800,000 was incurred during 1998. These costs are being funded with available cash. See "--Year 2000 Compliance" and "Risk Factors--Year 2000 Compliance."

         At February 15, 1999, the Company had no amounts outstanding under its $50 million revolving credit facility. Any future borrowings made under the credit facility would bear interest at a rate equal to the Base Rate (as defined in the credit facility) or an index tied to LIBOR. Any future borrowings under the credit facility would be due and payable in full on June 30, 2000. The credit facility contains financial covenants applicable to the Company and its subsidiaries, including ratios of debt to capital, annualized EBITDA to annualized interest expense and certain other financial covenants customarily included in a credit facility of this type. The Company and its subsidiaries also are subject to certain restrictions relating to payment of dividends to shareholders of the Company, acquisitions, incurrence of debt and other restrictive provisions; however, there are no restrictions on the ability of the Company's subsidiaries to transfer funds to the Company in the form of dividends, loans or advances. The credit facility is secured by substantially all of the assets of the Company and its subsidiaries.

         In February 1998, the Company issued 3.5 million shares of Common Stock in connection with the ExpressBill Companies' business combinations. Also in February 1998, 930,233 shares of the Series B Preferred Stock were converted into an equal number of shares of Common Stock. As a result of these transactions, the number of shares of Common Stock outstanding increased by approximately 4.4 million shares, or 27%.

         From time to time, the Company has engaged and may continue to engage in acquisition discussions with health care information businesses and other companies complementary to its business. In the event the Company engages in such acquisitions in the future, its currently available capital resources may not be sufficient for such purposes and the Company may be required to incur additional indebtedness or issue additional capital stock, which could result in increased interest expense or dilution to existing investors.

         Based on current operations, anticipated capital needs to fund known expenditures and current acquisitions, the Company believes its available cash, cash flow from operations and the $50.0 million revolving credit facility will provide the capital resources necessary to meet its liquidity and cash flow requirements over the next 12 months, including the Company's current short-term obligations. The Company believes that present funding sources will provide the ability to meet long-term obligations as they mature. As of December 31, 1998, the Company's long-term obligations totaled $7.9 million, and consisted of $366,000 in long-term debt net of current portion, $164,000 in non-current deferred income tax liabilities, and $7.4 million in long-term obligations related to unfavorable contracts assumed in connection with the HDIC acquisition. Such amounts relate primarily to the Company's obligations under the AUSHC services agreement entered into in connection with the HDIC acquisition to assume a portion of the transaction processing fees related to certain secondary Medicare transactions, and existing agreements assumed by the Company with several businesses that served as claims clearinghouses for AUSHC prior to the HDIC acquisition. The Company's available cash is invested in interest bearing securities with maturities of up to 30 days.

SEASONALITY

         ENVOY's business is to some extent seasonal, with more revenues being generated from September through March as a result of a greater number of health care transactions arising in those months, while operating expenses tend to remain relatively constant over the course of the year.

RECENT ACCOUNTING PRONOUNCEMENTS

In March 1998, the American Institute of Certified Public Accountants released Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires companies to capitalize certain costs of computer software developed or obtained for internal use, provided that those costs are not research and development. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. The Company has not yet completed its assessment of the impact the adoption of SOP 98-1 will have on the Company.

YEAR 2000 COMPLIANCE

Introduction

         The Year 2000 ("Y2K") issue refers to the inability of a date-sensitive computer program to recognize a two- digit date field designated as "00" as the year 2000. Any of the Company's hardware, software and embedded systems that have time/date sensitive software and hardware may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations causing disruptions to the Company's operations. The Company presently believes that, with modifications to existing computer systems, as scheduled, the Y2K issue should not pose significant operational problems for the Company's systems, as so modified and converted.

         The Company began evaluating the Y2K issue in 1997. In 1998, the Company established a Y2K Task Force, the primary function of which is to: (1) develop and implement the Company's Y2K compliance effort, (2) monitor product and internal systems compliance, (3) review customer preparations to implement Y2K releases, and (4) provide centralization, accuracy and consistency of the Company's communications regarding Y2K to customers, stockholders, employees and the industry. To assist the Y2K Task Force, the Company has engaged a consulting firm to provide an independent review of the status of the Company's Y2K compliance efforts and issues, and to assist the Y2K Task Force in project management for certain identified key Y2K projects.

Status of Progress

         The Company has conducted an inventory and assessment of its technology to identify the computer systems that could be affected by the Y2K issue. The inventory includes information technology ("IT") systems and non-IT systems, including telecommunications, data processing services, utilities and security systems related to the Company's operating facilities. All of the Company's software and hardware has been identified and assessed to determine the extent of renovations required to be Y2K compliant.

         The Company's efforts to renovate its IT and non-IT systems to make them Y2K compliant have proceeded in tandem with its efforts to inventory and assess its systems. As of December 31, 1998, most of the Company's major or key systems, software and products have been remediated or replaced and significant testing has commenced; remaining systems, software and products are scheduled to be remediated or replaced in the first half of 1999. The Company anticipates using the balance of 1999 for continued testing, implementing changes and making necessary refinements. The Company expects that the internal systems, software and products for which the Company has responsibility currently are Y2K compliant or will be compliant on a timely basis.

Costs to Address

         The Company is funding costs associated with the Y2K issue through operating cash flows, and currently expects that costs to address Y2K issues will total approximately $3.0 to $4.0 million. As of December 31, 1998, the Company had incurred approximately $800,000 on Y2K projects, and expects the remainder to be spent primarily during 1999. As a result, the Company currently does not expect that the costs to address the Y2K issue will have a material adverse effect on the Company's financial condition or results of operations. There can be no assurance, however, that actual costs necessary to deal with these issues will not exceed estimated amounts.

         The Company has not yet estimated Y2K costs for periods after 1999, which may include costs of customer service efforts resulting from the failure of third parties to be Y2K compliant or other unforeseen problems.

Risks

         The Y2K issue creates risk for the Company from unforeseen problems in its own computer systems and from third parties with which the Company does business. Accordingly, the Company is requesting assurances from certain software vendors from which it has acquired, or from which it may acquire software, that the software will correctly process all date information at all times. In addition, the Company is questioning certain of its customers, including major payors and vendors, and suppliers as to their progress in identifying and addressing problems that their computers will face in correctly processing date information as the Year 2000 approaches and is reached. Because of the complexity of the Y2K issue and the differing stages of readiness of these third parties, the Company expects these discussions to continue throughout 1999. Furthermore, because of the nature of the Company's business, the success of the Company's efforts may depend on the success of payors, vendors and other third parties in dealing with the Y2K issue. Failure to appropriately address the Y2K issue by a major customer or supplier or a material percentage of the Company's smaller customers could have a material adverse impact on the financial condition and results of operations of the Company.

         The Company's business also is heavily reliant upon external suppliers to provide certain operating elements of its business. Some of these providers include telecommunications providers, data processing service providers, utility companies, key vendors and suppliers and certain governmental agencies. The Company exerts no control over the efforts of these companies to become Y2K compliant. The services provided by these parties are critical to the operations of the Company and the Company is heavily reliant upon these parties to successfully address the Y2K issue. Therefore, if any of these parties fail to provide the Company with services, the Company's ability to conduct business could be materially impacted. The result of such impact may have a material adverse effect on the financial condition and results of operations of the Company.

         Worst case scenarios could be as insignificant as a minor interruption in the Company's ability to conduct business resulting from unanticipated problems encountered in the IT and non-IT systems of the Company or any of the significant third parties with whom the Company does business. The pervasiveness of the Y2K issue makes it likely that previously unidentified issues will require remediation during the normal course of business. On the other hand, a worst case Y2K scenario could be as catastrophic as a complete, and long-term, loss of telecommunications, data processing and utility services. In this connection, an extended loss of telecommunications, data processing and utility services could have a material adverse effect on the financial condition and results of operations of the Company.

         The Company does not anticipate that the Y2K issues and risks, including the most reasonably likely worst case Y2K scenario, will be significantly different than those encountered by other providers of information services, including the Company's competitors. Although the Company believes its remediation, replacement and testing efforts will address all of the Y2K issues for which the Company is responsible, to the extent these efforts are not successful, additional compliance efforts would be necessary together with additional customer service efforts and expenditures. If third parties fail in their compliance efforts, the Company also could be impacted and required to provide additional customer service efforts. In such an event, the Company could incur additional costs and experience a negative impact on its financial condition and results of operations.

         The Company's cost and timetable estimates for its Y2K efforts are subject to potentially significant estimation uncertainties that could cause actual results to differ materially from projected results. These estimates are based on management's current estimates and reflect certain assumptions. Factors which could impact these estimates include: the availability of appropriate technology personnel; the rate and magnitude of related labor costs; the successful identification of all aspects of the Company's systems, software and products that require remediation or replacement; the extent of testing required; the costs of the Company's efforts to assist certain customers in the remediation of their customized code; the amount of cost recoveries from those efforts; and the success of third parties in their Y2K compliance efforts. Due to the complexity and pervasiveness of the Y2K issue, and in particular the uncertainty regarding the compliance efforts of third parties, no assurance can be given that these estimates will be achieved, and actual results could differ materially from projected results.

Contingency Plans

         The Company's Y2K compliance activities are being regularly monitored and evaluated by management. The Y2K Task Force provides regular updates to senior management of the Company, as well as to the Company's Board of Directors. As risks are identified, contingency plans are being established and additional steps are being taken to further minimize the risks associated with the Y2K issue. Those plans will focus on matters that appear to be the Company's most likely Y2K risks, such as possible additional customer support efforts by the Company that would be necessary if customers or vendors are not Y2K compliant, or if a Y2K issue should not be timely detected in the Company's own compliance efforts.

         In the event that the Company's systems do not function as a result of a most reasonably likely worst case scenario, the Company would make reasonable efforts to enter into temporary alternative arrangements with third parties to service the Company's customers, including routing transactions to the Company's competitors. In addition, in the event the Company could not process transactions electronically, either as a result of the failure of its own systems or a loss of telecommunications, data processing or utility services generally, the Company or its customers could print transactions normally processed electronically to paper for manual processing until such time as the Company's systems are functional.

RISK FACTORS

         ENVOY's business is subject to numerous risks and uncertainties which may affect its results of operations in the future and may cause such future results to differ materially and adversely from projections included in or underlying any forward-looking statements made by or on behalf of the Company. Among the factors that may adversely affect the Company's business are the following:

Envoy Has a Limited Operating History and Recent Losses

     The health care EDI and transaction processing industry is relatively new, and ENVOY's operating history is limited. ENVOY was profitable during 1998; however, it has experienced substantial losses in recent years, including a net loss of $9.2 million for 1997 and $22.3 million for 1996. ENVOY had an accumulated deficit of $49.1 million as of December 31, 1998. To be profitable, ENVOY must have a successful business strategy, increase revenues, and control expenses. ENVOY cannot assure that it will be profitable in the future.

Recent Acquisitions Have Affected Envoy's Results of Operations

     ENVOY recently acquired several companies and these acquisitions significantly expanded ENVOY's business. The accounting treatment of these acquisitions negatively impacted ENVOY's reported results of operations, particularly the NEIC acquisition in March 1996 and the HDIC acquisition in August 1997. The NEIC and HDIC acquisitions are briefly described below:

        NEIC. ENVOY's cost of acquiring NEIC was $94.3 million, which includes fees, expenses and other costs. ENVOY wrote off acquired in-process technology of $8.0 million. Due to the NEIC acquisition, ENVOY is amortizing $59.6 million of goodwill over three years. This amortization will adversely affect ENVOY's reported results of operations through March 1999.

        HDIC. ENVOY's cost of acquiring HDIC was $36.4 million, plus the assumption of certain liabilities. Prior to the acquisition of HDIC by ENVOY, HDIC was the health care EDI subsidiary of AUSHC. In connection with the HDIC acquisition, ENVOY and AUSHC entered into a ten-year services agreement, in which AUSHC agreed to use ENVOY as its single source clearinghouse and EDI network for all AUSHC electronic health care transactions. ENVOY recorded approximately $45.9 million of goodwill and identifiable intangible assets. ENVOY is amortizing $38.8 million of related goodwill over 15 years. Further, ENVOY wrote-off acquired in-process technology of $6.0 million.

     Amortization expense associated with acquisitions was approximately $29.1 million in 1998 and is expected to be $12.3 million in 1999, including $6.0 million in the three months ended March 31, 1999. If ENVOY makes additional acquisitions, its amortization costs and write-offs of acquired-in-process technology could increase significantly. The amounts allocated to developed technology and in-process technology in acquisitions that are accounted for as purchases are determined based on certain valuations. Such valuations use estimates of future revenues, expenses, operating profit and cash flows. The actual revenues, expenses, operating profit and cash flows related to such acquisitions may be materially different from the estimates.

Success Of Acquisitions Depends On Many Factors

     ENVOY seeks to acquire companies in the health care information business. The success of ENVOY's acquisition of a given company depends on many factors, including, the purchase price for the company, whether financing is available for the acquisition and, if so, the terms of the financing, and the ability of ENVOY's management to integrate the company into ENVOY's operations. ENVOY's success in acquiring companies is also dependent on its ability to identify attractive companies. Many of ENVOY's competitors are also seeking to acquire companies, which could result in fewer companies for ENVOY to acquire, and higher prices that ENVOY must pay for any company that it does acquire.

Acquisitions May Adversely Affect Operations

     If ENVOY acquires a company, it cannot assure that it will be able to operate the acquired company profitably. The actual revenues, expenses, operating results and cash flows related to acquisitions may be materially different from the estimates developed prior to the acquisition. Certain past acquisitions of companies by ENVOY have caused temporary declines in customer service. Such declines were caused by problems, such as computer down time and inexperienced customer service representatives, that occurred in integrating the acquired company into ENVOY. Although ENVOY believes that these problems have been resolved and that it has not been materially adversely affected, ENVOY may experience similar customer service problems in the future, which could have a material adverse effect on ENVOY.

Envoy May Be Adversely Affected By Customer Concentration

     Primarily as a result of ENVOY's acquisition of HDIC, ENVOY has one customer, AUSHC, that accounted for 17% of its 1998 revenues and 12% of its 1997 revenues. Before 1997, none of ENVOY's customers accounted for more than 10% of ENVOY's revenues. When ENVOY acquired HDIC, ENVOY and AUSHC entered into a ten-year services agreement that requires AUSHC to use ENVOY as its single source clearinghouse and EDI network for all of AUSHC's electronic health care transactions. The fees under the AUSHC services agreement have been negotiated for the first three years. The AUSHC services agreement also requires ENVOY to maintain minimum transaction volumes and services levels and to perform marketing services that are designed to encourage AUSHC providers to use

ENVOY's services. If either ENVOY or AUSHC fail to comply with a material term of the services agreement, the other party can terminate the services agreement upon 180 days' notice. ENVOY believes that it is currently complying with all material terms of the AUSHC services agreement.

     ENVOY receives medical EDI transactions from PMS vendors and other claims clearinghouses. These vendors and claims clearinghouses collect transactions from health care providers and send ENVOY these transactions to complete the processing of the transactions with the payors. ENVOY receives revenue from the payors for processing these transactions and, in turn, pays rebates to exclusive and preferred vendors based on the volume of transactions delivered to ENVOY. If consolidation in the health care industry results in fewer vendors and clearinghouses that gather medical EDI transactions from health care providers, then ENVOY's medical EDI business will be more dependent on a smaller number of vendors and clearinghouses.

     To illustrate the foregoing risk, ENVOY currently processes batch transactions for Medic Computer Systems, a practice management system vendor. ENVOY and Medic have an exclusive relationship for processing these transactions through June 1999. ENVOY's revenues for such processing represented 3.5% of ENVOY's revenues for the year ended December 31, 1998. Medic recently announced that it has entered into a processing and development agreement with one of ENVOY's competitors. Subsequently, both ENVOY and Medic have alleged that the other party has breached the parties' current agreement, and a lawsuit is pending to resolve the parties' allegations. If ENVOY is not able to resolve the parties' allegations and maintain a relationship with Medic, or other companies like Medic, its business may be adversely affected.

     As another illustration, before NEIC was acquired by ENVOY, it generated most of its revenues from five insurance companies who were shareholders of NEIC. These insurance companies have continued to use NEIC's services following ENVOY's acquisition of NEIC, but they are not required to continue to use NEIC's services in the future. If one or more of the insurance companies decreases or ceases its use of NEIC's services, then ENVOY's business could be adversely affected.

Year 2000 Compliance

     The Year 2000 issue represents problems associated with the inability of a computer to recognize dates beyond December 31, 1999. During 1997, ENVOY started implementing a plan to ensure that its computer systems will not be affected by the Year 2000 issue. In 1998, ENVOY established a Year 2000 Task Force, primarily to develop, implement and monitor ENVOY's Year 2000 compliance efforts and to review that of its customers. In addition, ENVOY engaged a consulting firm to provide an independent review of ENVOY's Year 2000 compliance efforts and to assist the Year 2000 Task Force. Some of ENVOY's computer systems are already able to process dates beyond December 31, 1999, and ENVOY is replacing or upgrading the remaining systems. ENVOY also has started testing customers, vendors, suppliers and other third parties to determine whether their computers will be affected by the Year 2000 issue, and currently expects to complete testing in June 1999.

     ENVOY's total cost for assessing and curing Year 2000 problems is estimated at $3.0 to $4.0 million, but ENVOY cannot assure that such costs will not be higher. For example, ENVOY has not yet estimated the Year 2000 costs for periods after 1999, which may include costs of customer service efforts resulting from the failure of third parties to be Year 2000 compliant or other problems. Factors which could impact these estimates include: the availability of appropriate technology personnel, the rate and magnitude of related labor costs, the successful identification of all aspects of ENVOY's systems, software and products that require remediation or replacement, the extent of testing required, the costs of ENVOY's efforts to assist certain customers in the remediation of their customized codes, the amount of cost recoveries from such efforts and the success of third parties in their Year 2000 compliance efforts. ENVOY is funding these costs with operating cash flows, and will expense costs as they are incurred. If ENVOY, its customers or other third parties with whom it does business fail to cure their Year 2000 problems, ENVOY could be adversely affected. See "-- Year 2000 Compliance."

Envoy Relies On Specific Data Centers

     ENVOY relies on its host computer system to perform real-time EDI transaction processing. This host computer system is contained in a single data facility. The host computer system does not have a remote backup data center. Although the host computer system is insured, if there is a fire or other disaster at the data facility, ENVOY's business could be materially adversely affected.

     ENVOY also relies on a data center operated by a third party to perform many of its other health care EDI transaction processing services. The facility is located in Tampa, Florida and is operated by GTE Data Services Incorporated, with whom ENVOY has contracted for such processing services. ENVOY relies primarily on this facility to process its batch claims and other medical EDI transaction sets. ENVOY's contract with GTE requires GTE to maintain continuous processing capability and a "hot site" disaster recovery system. This contract expires in December 2003. If the GTE facility's services are disrupted or delayed, ENVOY's business could be materially adversely affected.

Envoy Cannot Predict The Need For Independent Health Care EDI Processing

     ENVOY's business strategy anticipates that providers of health care services and payors will increase their use of electronic processing of health care transactions in the future. The development of the business of electronically transmitting health care transactions is affected, and somewhat hindered, by the complex nature and types of transactions that must be processed. Furthermore, while the wide variety of processing forms used by different payors has fostered the need for health care EDI and transaction processing clearinghouses such as ENVOY to date, if such forms become standardized, through consolidation of payors or otherwise, then the need for independent third party health care EDI processing could become less prevalent. ENVOY cannot assure that the electronic processing of health care transactions will increase or that its business will grow.

Envoy Faces A Variety Of Competitors

     ENVOY faces different types of competition in the health care EDI and transaction processing business. Some of its competitors are similarly specialized, such as former regional partners of ENVOY that have direct provider relationships, and others are involved in more highly developed areas of the business. In addition, some vendors of provider information management systems include or may include, in their offered products, their own electronic transaction processing systems. If electronic transaction processing becomes the standard method of processing health care claims and information, other companies with stronger capital resources could enter the industry. Many of ENVOY's current and potential competitors are larger than ENVOY and have greater resources. Competition from any or all of these sources could force ENVOY to reduce, or even eliminate, per transaction fees, which could adversely affect its business.

Direct Links May Bypass Need For Envoy's Services

     Some third party payors provide electronic data transmission systems to health care providers, thereby directly linking the payor to the provider. Such direct links bypass third party processors such as ENVOY. An increase in the use of direct links between payors and providers would materially adversely affect ENVOY's business.

Envoy Faces An Uncertain Regulatory Environment

     The operations of companies in the health care industry are affected by changes in political, economic and regulatory influences. Federal and state legislatures periodically consider legislation that would change the federal and state health care programs. Such legislation may include increased government involvement in health care, lower reimbursement rates, or other changes. The uncertainty surrounding these proposed or actual changes could cause companies in the health care industry to curtail or defer investments in ENVOY's services and products.

Consolidation In The Health Care Industry May Adversely Affect Envoy's Business

     Many health care providers and payors are consolidating to create larger health care organizations. This consolidation reduces the number of potential customers for ENVOY's services, and the increased bargaining power of these organizations could lead to reductions in the amounts paid for ENVOY's services. Industry developments are increasing the amount of capitation-based care and reducing the need for providers to make claims or reimbursements for products or services. Payors and other health care information companies, such as billing services and practice management vendors, which currently utilize ENVOY's services, have developed or acquired transaction processing and networking capabilities and may cease utilizing ENVOY's services in the future. The impact of these developments in the health care EDI and transaction processing industry is difficult to predict and could materially adversely affect ENVOY's business.

New Health Care Legislation Could Restrict Envoy's Business

     The Health Insurance Portability and Accountability Act of 1996 requires the use of standard transactions, standard identifiers, security and other provisions and instructs the Secretary of Health and Human Services to develop recommendations regarding the privacy of individually identifiable health information. On September 11, 1997, the Secretary presented her recommendations, which, among other things, advise that patient information should not be disclosed except when authorized by the patient. This Act further establishes an August 1999 deadline for Congress to enact privacy legislation. If Congress does not meet this deadline, the Secretary is directed to issue regulations setting privacy standards to protect information that is transmitted electronically. Such changes could occur as early as the year 2000 and their impact cannot be predicted, but such legislation or regulations could materially affect ENVOY's business. This Act also specifically names clearinghouses as the compliance facilitators for providers and payors, and permits clearinghouses to convert non-standard transactions to standard transactions on behalf of their clients. ENVOY is preparing to comply with the mandated standards within three to six months after they are published. Whether ENVOY is successful in complying with these standards may depend on whether providers, payors and others are also successful in complying with the standards.

     In addition, broad-based legislation restricting third party processors from using, transmitting or disclosing certain patient data without specific patient consent has recently been introduced in the United States Congress. Several states also have enacted or are considering legislation that may restrict ENVOY's business. If such legislation is adopted, it could prevent third party processors from using, transmitting or disclosing certain treatment and clinical data. It is difficult to predict the impact of the legislation described above, but such legislation could materially adversely affect ENVOY's business.

Envoy Faces Evolving Industry Standards And Rapid Technological Changes

     The market for ENVOY's business is characterized by rapidly changing technology, evolving industry standards and frequent introduction of new and enhanced products and services. To succeed, ENVOY must continue to:

     - enhance its existing products and services;

     - introduce new products and services on a timely and cost-effective basis to meet evolving customer requirements;

     - achieve market acceptance for new products and services; and

     - respond to emerging industry standards and other technological changes.

Protecting Envoy's Technology Is Important To Its Success

     ENVOY believes that its technology is important to its success and competitive position. Accordingly, ENVOY devotes substantial resources to the establishment and protection of the intellectual property rights associated with its technology. These actions, however, may be inadequate to prevent a third party from imitating or using ENVOY's technology or asserting certain rights in ENVOY's technology and intellectual property rights. Additionally, ENVOY's competitors may independently develop technologies that are substantially equivalent or superior to ENVOY's technology. Although ENVOY is currently not aware of any pending or threatened infringement claims, a third party also may claim that ENVOY's products and services are infringing on its intellectual property rights. Such claims could require ENVOY to enter into license arrangements in order to use such products and services. ENVOY may not be able to obtain such licenses.

     Furthermore, litigation may be necessary to enforce or defend ENVOY's intellectual property rights or defend against any infringement claims. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on ENVOY's business and financial results.

Envoy Increasingly Depends On Medical EDI And Patient Statement Transaction Revenues

     ENVOY's medical EDI and patient statement transaction revenues constituted approximately 75% of ENVOY's total revenues in 1998. Although pharmacy EDI transactions currently represent a majority of ENVOY's total transactions, pharmacy EDI revenue constituted less than 15% of ENVOY's total revenues in 1998 as a result of lower per transaction prices on pharmacy transactions. In 1998, the number of transactions processed in ENVOY's pharmacy EDI business grew at approximately half the rate experienced in ENVOY's other businesses. Because of the significant penetration and lower per transaction prices already existing in the more mature pharmacy EDI sector, ENVOY believes that the percentage of total revenue contributed by its pharmacy EDI business as presently conducted will continue to decrease. Accordingly, ENVOY will have an increasing dependence on medical EDI and patient statement transaction revenues. Any decline in growth rates associated with these businesses could have a material adverse effect on ENVOY's business and financial results.

Envoy Depends On Key Executives

     ENVOY's success depends upon the continued contributions of its senior management and upon its ability to attract, motivate and retain highly skilled technical, managerial and marketing personnel. The loss of the services of certain of ENVOY's key executives or technical personnel, or the inability to hire and retain qualified personnel could have a material adverse effect upon ENVOY's business and financial results.

Envoy Faces Risks Concerning Unauthorized Access To Data Centers

     Unauthorized access to ENVOY's data centers and misappropriation of ENVOY's proprietary information could have a material adverse effect on ENVOY's business and financial results. While ENVOY believes its current security measures and the security measures used by third parties for whom ENVOY processes or transmits health care information are adequate, such unauthorized access or misappropriation could occur.

Certain Anti-takeover Provisions are Applicable to ENVOY

     The charter, bylaws and shareholder rights plan of ENVOY, and Tennessee law, contain certain provisions that may have the effect of inhibiting a non-negotiated merger or other business combination involving ENVOY. Such provisions are intended to encourage any person interested in acquiring ENVOY to negotiate with and obtain the approval of ENVOY's Board of Directors. These provisions include a staggered Board of Directors, blank check preferred stock, supermajority voting provisions, the ability to issue stock purchase rights, and the application of Tennessee law provisions on business combinations. In addition, the Board of Directors has the power to designate the issuance of shares of preferred stock. The rights and preferences for any series or class of preferred stock may be set by the Board of Directors, in its sole discretion and without approval of the holders of the Common Stock and the rights and preferences of any such preferred stock may be superior to those of the Common Stock, thus adversely affecting the rights of the holders of Common Stock. Furthermore, there are currently authorized and outstanding 2,800,000 shares of the Series B Preferred Stock. The Series B Preferred Stock has a liquidation preference to the Common Stock and the creation of any other class or series of preferred stock senior to or pari passu with the Series B Preferred Stock.

ENVOY's Common Stock Price Is Volatile And No Dividends Have Ever Been Declared On The Common Stock

     The market price of the Common Stock is volatile. Quarterly operating results of ENVOY, changes in earnings estimates by analysts, changes in general conditions in ENVOY's industry or the economy or the financial markets or other developments affecting ENVOY could cause the market price of the Common Stock to fluctuate substantially. In addition, in recent years the stock market has experienced significant price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. For the foreseeable future, it is expected that earnings, if any, generated from ENVOY's operations will be used to finance the growth of its business, and that no dividends will be paid to holders of the Common Stock.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                      Page
Reports of Independent Auditors and Independent Public Accountants .................................  25
Consolidated Balance Sheets as of December 31, 1998 and 1997........................................  28
Consolidated Statements of Operations - For the Years Ended December 31, 1998, 1997
and 1996............................................................................................  29
Consolidated Statements of Shareholders' Equity - For the Years Ended December 31,
1998, 1997 and 1996.................................................................................  31
Consolidated Statements of Cash Flows - For the Years Ended December 31, 1998, 1997
and 1996............................................................................................  32
Notes to Consolidated Financial Statements..........................................................  34

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors and Shareholders
ENVOY Corporation


We have audited the accompanying consolidated balance sheets of ENVOY Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of two wholly-owned subsidiaries, Professional Office Services, Inc. and XpiData, Inc. as of December 31, 1997 and for each of the two years in the period ended December 31, 1997, which statements reflect total assets constituting 6% in 1997 and total revenues constituting 18% in 1997 and 16% in 1996 of the related consolidated totals. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for Professional Office Services, Inc. and XpiData, Inc., is based solely on the reports of other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ENVOY Corporation and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                                 /s/ ERNST & YOUNG LLP
                                                 ---------------------
                                                     ERNST & YOUNG LLP

Nashville, Tennessee
January 29, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Professional Office Services, Inc.:

We have audited the balance sheets of PROFESSIONAL OFFICE SERVICES, INC., not separately presented herein, as of December 31, 1997, and the related statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Professional Office Services, Inc. as of December 31, 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                                  /s/ ARTHUR ANDERSEN LLP
                                                  -----------------------
                                                      ARTHUR ANDERSEN LLP


Nashville, Tennessee
February 11, 1998

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To XpiData, Inc.:

We have audited the balance sheet of XPIDATA, INC., not separately presented herein, as of December 31, 1997, and the related statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of XpiData, Inc. as of December 31, 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                     /s/ ARTHUR ANDERSEN LLP
                                                    ------------------------
                                                         ARTHUR ANDERSEN LLP


Nashville, Tennessee
January 30, 1998

                                ENVOY CORPORATION
                           CONSOLIDATED BALANCE SHEETS

                        (IN THOUSANDS, EXCEPT SHARE DATA)



                                                                     DECEMBER 31,
                                                               --------------------------
                                                                  1998            1997
                                                               ---------       ----------
ASSETS
Current assets:
  Cash and cash equivalents                                    $  30,297       $   8,598
  Trade accounts receivable, less allowance for
    doubtful accounts of $4,763 and $3,641 in 1998
    and 1997, respectively                                        41,555          33,510
  Inventories                                                      2,588           2,585
  Deferred income taxes                                              500           1,797
  Other                                                            3,311           1,811
                                                               ---------       ---------
Total current assets                                              78,251          48,301
Property and equipment:
  Equipment                                                       41,984          35,890
  Furniture and fixtures                                           3,003           2,433
  Leasehold improvements                                           2,919           2,766
                                                               ---------       ---------
                                                                  47,906          41,089
Less accumulated depreciation and amortization                   (28,599)        (21,581)
                                                               ---------       ---------
                                                                  19,307          19,508
Other assets:
  Goodwill, net of amortization                                   53,509          67,001
  Other intangibles, net of amortization                          27,399          27,384
  Other                                                            5,053           4,431
                                                               ---------       ---------
TOTAL ASSETS                                                   $ 183,519       $ 166,625
                                                               =========       =========


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                             $   2,825       $   3,334
  Accrued expenses and other current liabilities                  30,595          25,362
  Short-term debt                                                     --           1,315
  Current portion of long-term debt                                  271             263
                                                               ---------       ---------
Total current liabilities                                         33,691          30,274
Long-term debt, less current portion                                 366             527
Deferred income taxes                                                164           1,579
Other non-current liabilities                                      7,402           9,163
Shareholders' equity:
  Preferred stock--No par value; authorized,
    12,000,000 shares; issued, 2,800,000 and
    3,730,233 in 1998 and 1997, respectively                      41,300          55,021
  Common stock--No par value; authorized,
    48,000,000 shares; issued, 21,587,895 and
    20,075,822 in 1998 and 1997, respectively                    141,259         114,652
  Additional paid-in capital                                       8,485           7,208
  Retained deficit                                               (49,148)        (51,799)
                                                               ---------       ---------
Total shareholders' equity                                       141,896         125,082
                                                               ---------       ---------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                     $ 183,519       $ 166,625
                                                               =========       =========

See accompanying notes.

                                ENVOY CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                              YEAR ENDED DECEMBER 31,
                                                     ---------------------------------------
                                                       1998           1997           1996
                                                    ---------       ---------       --------
Revenues                                            $ 184,773       $ 137,605       $ 90,572
Operating costs and expenses:
  Cost of revenues                                     82,327          64,247         43,500
  Selling, general and administrative expenses         40,241          32,734         24,631
  Research and development expenses                     2,803           2,192          1,779
  Depreciation and amortization expenses               36,156          34,432         25,497
  Merger and facility integration costs                    --              --          4,664
  Write-off of acquired in-process technology              --           6,600          8,700
  EMC losses                                               --              --            540
                                                    ---------       ---------       --------
Operating income (loss)                                23,246          (2,600)       (18,739)
  Other income (expense):
    Interest income                                       910           1,312          1,032
    Interest expense                                   (1,431)         (1,577)        (2,872)
                                                    ---------       ---------       --------
                                                         (521)           (265)        (1,840)
                                                    ---------       ---------       --------
Income (loss) before income taxes                      22,725          (2,865)       (20,579)
Provision for income taxes                             18,481           6,333          1,717
                                                    ---------       ---------       --------
Net income (loss)                                       4,244          (9,198)       (22,296)
Less preferred stock dividends                             --              --        (14,921)
                                                    ---------       ---------       --------
Net income (loss) applicable to common stock        $   4,244       $  (9,198)      $(37,217)
                                                    =========       =========       ========
Net income (loss) per common share:
  Basic                                             $    0.20       $   (0.47)      $  (2.25)
                                                    =========       =========       ========
  Diluted                                           $    0.17       $   (0.47)      $  (2.25)
                                                    =========       =========       ========
Weighted average shares outstanding:
  Basic                                                21,179          19,686         16,519
                                                    =========       =========       ========
  Diluted                                              25,110          19,686         16,519
                                                    =========       =========       ========



(CONTINUED)

                                ENVOY CORPORATION
                CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                     Year Ended December 31,
                                                          ---------------------------------------------
                                                           1998              1997                1996
                                                          -------          ---------           --------
Pro forma net income (loss) data (unaudited),
  reflecting pro forma tax provision on income
  of ExpressBill companies (see Notes 4 and 16):
Historical income (loss) applicable to common
  stock                                                   $ 4,244          $  (9,198)          $(37,217)
Pro forma adjustment to provision for income
  taxes                                                       259              1,032                165
                                                          -------          ---------           --------
Pro forma net income (loss) applicable to
  common stock                                            $ 3,985          $ (10,230)          $(37,382)
                                                          =======          =========           ========
Pro forma net income (loss) per common share:
                                                          =======          =========           ========
  Basic                                                   $  0.19          $   (0.52)          $  (2.26)
                                                          =======          =========           ========
  Diluted                                                 $  0.16          $   (0.52)          $  (2.26)
                                                          =======          =========           ========



See accompanying notes.

                                ENVOY CORPORATION

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)




                                                           COMMON STOCK             PREFERRED STOCK
                                                       --------------------      ---------------------
                                                                                                            ADDITIONAL   RETAINED
                                                       SHARES       AMOUNT       SHARES       AMOUNT         PAID-IN     EARNINGS
                                                                                                             CAPITAL     (DEFICIT)
                                                       ------      --------      ------       --------      -------      --------
Balance at December 31, 1995                           14,789      $ 11,355          --             --       $7,183      $ (3,166)
  Stock options exercised                                 163           510          --             --           --            --
  Stock issued in connection with acquisitions            413         6,650       3,730       $ 40,100           --            --
  Conversion of debt to common stock                      170         1,786          --             --           --            --
  Proceeds from issuance of stock                       3,320        82,964          --             --           --            --
  Capital distributions of ExpressBill                     --            --          --             --           --          (671)
  Capital contributions of ExpressBill                     --            --          --             --           10            --
  Accretion of Series B preferred stock dividends          --            --          --         14,921           --       (14,921)
  Net loss                                                 --            --          --             --           --       (22,296)

  Other comprehensive income                               --            --          --             --           --            --
                                                       ------      --------      ------       --------       ------      --------

Balance at December 31, 1996                           18,855       103,265       3,730         55,021        7,193       (41,054)
  Stock options exercised                                 437         1,844          --             --           --            --
  Income tax benefit realized on exercise of
    stock options                                          --         1,249          --             --           --            --
  Conversion of debt to common stock                      781         8,214          --             --           --            --
  Proceeds from issuance of stock                           3            80          --             --           --            --
  Capital distributions of ExpressBill                     --            --          --             --           --        (1,547)
  Capital contributions of ExpressBill                     --            --          --             --           15            --
  Net loss                                                 --            --          --             --           --        (9,198)

  Other comprehensive income                               --            --          --             --           --            --
                                                       ------      --------      ------       --------       ------      --------

Balance at December 31, 1997                           20,076       114,652       3,730         55,021        7,208       (51,799)
  Stock options exercised                                 567         2,393          --             --           --            --
  Income tax benefit realized on exercise of
    stock options                                          --        10,105          --             --           --            --
  Proceeds from issuance of stock                          15           388          --             --           --            --
  Conversion of preferred stock                           930        13,721        (930)       (13,721)          --            --

  Capital distributions of ExpressBill                     --            --          --             --           --          (316)
  Termination of ExpressBill S Corp election               --            --          --             --        1,277        (1,277)
  Net income                                               --            --          --             --           --         4,244

  Other comprehensive income                               --            --          --             --           --            --
                                                       ------      --------      ------       --------       ------      --------
Balance at December 31, 1998                           21,588      $141,259       2,800       $ 41,300       $8,485      $(49,148)
                                                       ======      ========      ======       ========       ======      ========

                                                      ACCUMULATED                     TOTAL
                                                     COMPREHENSIVE                 SHAREHOLDERS'
                                                         INCOME                       EQUITY
                                                     -------------                 -------------
Balance at December 31, 1995                                  --                    $  15,372
  Stock options exercised                                     --                          510
  Stock issued in connection with acquisitions                --                       46,750
  Conversion of debt to common stock                          --                        1,786
  Proceeds from issuance of stock                             --                       82,964
  Capital distributions of ExpressBill                        --                         (671)
  Capital contributions of ExpressBill                        --                           10
  Accretion of Series B preferred stock dividends             --                           --
  Net loss                                                    --                      (22,296)

  Other comprehensive income                                  --                           --
                                                       ---------                    ---------

Balance at December 31, 1996                                  --                      124,425
  Stock options exercised                                     --                        1,844
  Income tax benefit realized on exercise of
    stock options                                             --                        1,249
  Conversion of debt to common stock                          --                        8,214
  Proceeds from issuance of stock                             --                           80
  Capital distributions of ExpressBill                        --                       (1,547)
  Capital contributions of ExpressBill                        --                           15
  Net loss                                                    --                       (9,198)

  Other comprehensive income                                  --                           --
                                                       ---------                    ---------

Balance at December 31, 1997                                  --                      125,082
  Stock options exercised                                     --                        2,393
  Income tax benefit realized on exercise of
    stock options                                             --                       10,105
  Proceeds from issuance of stock                             --                          388
  Conversion of preferred stock                               --                           --

  Capital distributions of ExpressBill                        --                         (316)
  Capital contributions of ExpressBill                        --                           --
  Net income                                                  --                        4,244

  Other comprehensive income                                  --                           --
                                                       ---------                    ---------
Balance at December 31, 1998                           $      --                    $ 141,896
                                                       =========                    =========














See accompanying notes.

                                ENVOY CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                          YEAR ENDED DECEMBER 31,
                                                           --------------------------------------------
                                                             1998              1997              1996
                                                           --------          --------         ---------
OPERATING ACTIVITIES:
Net income (loss)                                          $  4,244          $ (9,198)        $ (22,296)
Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
  Depreciation and amortization                              36,156            34,432            25,507
  Provision for losses on accounts receivable                 2,696             1,461             1,112
  Deferred income tax provision (benefit)                      (118)             (995)              339
  Write-off of certain assets and investments                    --             6,600            10,281
  Changes in assets and liabilities, net of
   acquired businesses:
   Decrease (increase) in accounts receivable                (8,346)           (9,782)           (8,709)
   Decrease (increase) in inventories                           399               388              (543)
   Decrease (increase) in other current assets               (1,294)              981            (1,887)
   Increase (decrease) in accounts payable,
     accrued expenses and other current
     liabilities                                             10,311              (650)             (621)
                                                           --------          --------         ---------
Net cash provided by operating activities                    44,048            23,237             3,183
INVESTING ACTIVITIES
Net decrease in short-term investments                           --                --             5,103
Purchases of property and equipment                          (6,185)           (8,744)           (5,356)
Decrease (increase) in other assets                             517            (1,998)               --
Payments for businesses acquired, net of cash
  acquired of $750, $0 and $5,543 in 1998, 1997
  and 1996, respectively                                    (17,462)          (40,412)          (93,744)
                                                           --------          --------         ---------
Net cash used in investing activities                       (23,130)          (51,154)          (93,997)
FINANCING ACTIVITIES
Proceeds from issuance of preferred stock                        --                --            40,100
Proceeds from issuance of common stock                        2,781             1,924            88,474
Capital distributions of Express Bill                          (316)           (1,391)             (671)
Capital contributions of Express Bill                            --                15                10
Proceeds from long-term debt                                     --                --            44,267
Payments on long-term debt                                     (369)             (304)          (44,387)
Proceeds from (payments on) short-term debt                  (1,315)             (466)              639
Payment of deferred financing costs                              --                --            (1,200)
                                                           --------          --------         ---------
Net cash provided by (used in) financing
  activities                                                    781              (222)          127,232
                                                           --------          --------         ---------
Net increase (decrease) in cash and cash
  equivalents                                                21,699           (28,139)           36,418
Cash and cash equivalents at beginning of year                8,598            36,737               319
                                                           --------          --------         ---------
Cash and cash equivalents at end of year                   $ 30,297          $  8,598         $  36,737
                                                           ========          ========         =========

                                ENVOY CORPORATION
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                 (IN THOUSANDS)


                                                                Year Ended December 31,
                                                       ----------------------------------------
                                                         1998           1997           1996
                                                       --------       --------       ---------
SUPPLEMENTAL CASH FLOW
  INFORMATION
Interest paid                                          $   (141)      $   (238)      $  (2,357)
Interest received                                           910          1,250           1,024
Income taxes paid                                        (5,906)        (5,952)           (371)
NONCASH TRANSACTIONS
Acquisitions
  Working capital                                      $     --       $     --       $     302
  Intangible assets                                          --             --           1,348
  Common stock issued                                        --             --          (1,650)
                                                       --------       --------       ---------
  Cash transferred                                     $     --       $     --       $      --
                                                       ========       ========       =========
Conversion of debt to common stock                     $     --       $  8,214       $   1,786
                                                       ========       ========       =========
Conversion of preferred stock to common stock          $ 13,721       $     --       $      --
                                                       ========       ========       =========



See accompanying notes.

                                ENVOY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       ORGANIZATION

ENVOY Corporation, a Tennessee corporation (the "Company" or "New ENVOY"), was incorporated in August 1994 as a wholly-owned subsidiary of ENVOY Corporation, a Delaware corporation ("Old ENVOY"), and through a stock dividend distribution by Old ENVOY of all of the outstanding shares of the common stock of New ENVOY (the "Distribution") the Company ceased to be a wholly-owned subsidiary of Old ENVOY. Immediately after the Distribution, Old ENVOY was merged with and into First Data Corporation ("First Data"). Old ENVOY was formed in 1981 to develop and market electronic transaction processing services to capture and transmit time critical information for the financial services and health care markets. In 1995, the assets and liabilities of Old ENVOY associated with the electronic transaction processing for the health care markets and governmental benefits programs were transferred to New ENVOY. The Company currently provides electronic data interchange ("EDI") and transaction processing services to participants in the health care market, including pharmacies, physicians, hospitals, dentists, billing services, commercial insurance companies, managed care organizations, state and federal government agencies and others.

As more fully discussed in Note 4, on February 27, 1998, the Company completed business combinations with Professional Office Services, Inc. ("POS"), XpiData, Inc. ("XpiData") and Automated Revenue Management, Inc. ("ARM"; and together with POS and XpiData sometimes collectively referred to as the "ExpressBill Companies"). These transactions have been accounted for as poolings of interests and the Company's historical consolidated financial statements have been restated to include the accounts and results of operations of the ExpressBill Companies.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

The Company considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying amount approximates fair value because of the short maturity of those instruments.

                                ENVOY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

CONCENTRATION OF CREDIT RISK

The Company has one customer that accounted for approximately 17% of the Company's consolidated revenues for 1998 and 12% for 1997, and accounted for approximately 14% and 16% of consolidated accounts receivable at December 31, 1998 and 1997, respectively. No single customer accounted for more than 10% of consolidated revenues in 1996.

INVENTORIES

Inventories consist primarily of point-of-service terminals and supplies used in the patient statement business and are stated at the lower of cost (first-in, first-out method) or market.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Depreciation is provided over the estimated lives of the respective assets on the straight-line basis principally over five to seven years. Depreciation expense totaled $7,067,000, $6,141,000 and $4,920,000 for 1998, 1997 and 1996, respectively.

OTHER ASSETS

Other assets consist primarily of goodwill and other intangible assets as follows (in thousands):



                                                  DECEMBER 31,
                                       -----------------------------------
                                         1998                     1997               AMORTIZATION
                                                                                        PERIOD
                                       ---------                ---------            -----------
Goodwill                               $ 115,212                $ 105,059            3-15 years
Less accumulated amortization            (61,703)                 (38,058)
                                       ---------                ---------
                                       $  53,509                $  67,001
                                       =========                =========
Submitter and payor relationships      $  12,700                $  12,700               9 years
Customer contracts                        17,541                   13,554            9-10 years
Developed technology                       4,300                    4,300               2 years
Covenants not to compete                   6,237                    4,081             2-5 years
Trademarks and tradenames                    350                      350             3-7 years
Assembled work force                       3,710                    3,140             3-7 years
                                       ---------                ---------
                                          44,838                   38,125
Less accumulated amortization            (17,439)                 (10,741)
                                       ---------                ---------
                                       $  27,399                $  27,384
                                       =========                =========


Amortization expense related to such intangible assets for the years ended December 31, 1998, 1997 and 1996 was $29,089,000, $28,292,000 and $20,578,000,
respectively. Amortization is provided using the straight line method

                                ENVOY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

over periods ranging from two to fifteen years. In establishing the amortization periods for intangible assets, the Company considers several factors, including legal, regulatory, or contractual provisions; effects of obsolescence, demand, competition and other economic factors; service life expectancies of employees; and expected actions of competitors and others. The Company reviews its long-lived and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The measurement of possible impairment is based upon determining whether projected undiscounted future cash flows of the acquired business or from the use of the asset over the remaining amortization period is less than the carrying amount of the asset. As of December 31, 1998, in the opinion of management, there has been no such impairment.

REVENUE RECOGNITION

Processing services revenue is recognized as the transactions are processed. Effective January 1, 1998, the Company adopted American Institute of Certified Public Accountants ("AICPA") Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"). Revenue from software product arrangements that include customization or modification of the software is recognized in accordance with SOP 97-2. Revenues from software product sales is recognized provided the collection of the sales proceeds is deemed probable and no significant vendor obligations remain. The application of SOP 97-2 did not have a material impact on the Company's consolidated financial statements for the year ended December 31, 1998. Other revenue, including hardware sales, maintenance, licensing, and support activities, is generally recognized as hardware is shipped or as services are provided. Receivables generally are due within 30 days and do not require collateral.

EARNINGS (LOSS) PER COMMON SHARE

Basic and diluted earnings per share are calculated in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities.

RESEARCH AND DEVELOPMENT

Research and development expenses of $2,803,000 in 1998, $2,192,000 in 1997 and $1,779,000 in 1996 were charged to expense as incurred until technological feasibility had been established for the applicable product. Thereafter, all software development costs are capitalized until the products are available for general use by customers. The Company has not capitalized any significant software costs to date.

INCOME TAXES

The Company and XpiData have used the liability method of accounting for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." The former stockholders of POS and ARM elected under Subchapter S of the Internal Revenue Code (the "Code") to include such companies' income in their own income for federal and state income tax purposes. Accordingly, POS and ARM were not subject to federal or state income taxes for periods prior to the Company's business combinations with the ExpressBill Companies.

                                ENVOY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

USE OF ESTIMATES

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

STOCK BASED COMPENSATION

Under various benefit plans, the Company grants stock options for a fixed number of shares to employees and directors with an exercise price which approximates the fair value of the shares at the date of grant. The Company also has an Employee Stock Purchase Plan, which is qualified under Section 423 of the Code. The Company accounts for stock based compensation in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), and, accordingly, recognizes no compensation expense.

RECLASSIFICATIONS

Certain reclassifications have been made in the 1997 and 1996 consolidated financial statements to conform with the 1998 presentation.

SEGMENT DISCLOSURES

Effective January 1, 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 superseded SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company operates in one industry segment and, accordingly, the adoption of SFAS No. 131 had no significant effect on the Company.

COMPREHENSIVE INCOME

Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income encompasses all changes in shareholders' equity (except those arising from transactions with owners) and includes net income, net unrealized capital gains or losses on available for sale securities and foreign currency translation adjustments. Adoption of this pronouncement has not had a material impact on the Company's results of operations, as comprehensive income for 1998 was the same as net income for the Company.

3.       PENDING MERGER WITH QUINTILES TRANSNATIONAL CORP. ("QUINTILES")

On December 15, 1998, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Quintiles Transnational Corp. ("Quintiles") pursuant to which the Company is anticipated to merge with and become a wholly-owned subsidiary of Quintiles in a transaction expected to be accounted for as a pooling of interests (the "Merger"). Under the terms of the Merger Agreement, each issued and outstanding share of ENVOY Common Stock (the "Common Stock"), and each issued and outstanding share of Series B Convertible Preferred Stock (the "Series B Preferred Stock"), will be exchanged for 1.166 shares of Quintiles common stock. In addition, Quintiles will convert any remaining unexercised ENVOY stock options into Quintiles stock options on the same terms and conditions, except that the number of shares and exercise price will be adjusted for the effect of the exchange ratio. The Merger is subject to approval by the Company's and Quintiles' shareholders and certain other conditions.

4.       BUSINESS COMBINATIONS

BUSINESS COMBINATIONS ACCOUNTED FOR AS POOLINGS OF INTERESTS

On February 27, 1998, the Company completed business combinations with the three companies operating the ExpressBill patient statement processing and printing services businesses, for an aggregate of 3,500,000 shares of Common Stock. Shareholders of XpiData, based in Scottsdale, Arizona, received 1,365,000 shares and shareholders

                                ENVOY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

of POS and its affiliated company, ARM, both of which are based in Toledo, Ohio, received an aggregate of 2,135,000 shares. The ExpressBill patient statement services include electronic data transmission and formatting, statement printing and mailing services for health care providers and practice management system vendors. These transactions have been accounted for as poolings of interests. Accordingly, the Company's historical consolidated financial statements for 1997 and 1996 have been restated to include the accounts and results of operations of the ExpressBill Companies.

BUSINESS COMBINATIONS ACCOUNTED FOR AS PURCHASES

Each of the following acquisitions was accounted for under the purchase method of accounting, applying the provisions of APB Opinion No. 16 ("APB 16") and, as a result, the Company recorded the assets and liabilities of the acquired companies at their estimated fair values with the excess of the purchase price over these amounts being recorded as goodwill. The financial statements reflect the operations of the acquired businesses for the periods after their respective dates of acquisition.

NATIONAL ELECTRONIC INFORMATION CORPORATION ("NEIC")

On March 6, 1996, the Company's shareholders approved the acquisition of NEIC. The Company paid $88,354,000 to the NEIC stockholders and incurred certain transaction and acquisition costs of $5,947,000, plus the assumption of certain liabilities, summarized as follows (in thousands):

Purchase price and transaction costs                       $ 94,301
   Add liabilities assumed:
      Current liabilities                                     9,033
      Long-term obligations                                     186
      Other liabilities                                         111
      Deferred tax liability                                  7,682
                                                           --------
                                                             17,012
   Less assets acquired:
      Current assets                                        (14,085)
      Property, plant and equipment, net                     (3,000)
      Deferred tax asset                                     (5,797)
      Deferred loan costs                                    (1,200)
      Identifiable intangibles:
         Developed technology                                (2,100)
         Covenant not to compete                             (4,000)
         Assembled work force                                (1,400)
         Submitter and payor relationships                  (12,100)
                                                           --------
                                                            (43,682)
Less write-off of acquired in-process technology             (8,000)
                                                           --------
Goodwill                                                   $ 59,631
                                                           ========

Goodwill of $59,631,000 is being amortized over three years. Submittor and payor relationships are being amortized over nine years; developed technology and covenants not to compete are being amortized over two years; and assembled work force is being amortized over seven years. In connection with the NEIC acquisition, the Company incurred a one time write-off of acquired in-process technology of $8,000,000. This amount represents an allocation

                                ENVOY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

of purchase price to projects aimed at facilitating the ease of participation of health care providers into clearinghouse technologies and ensuring compliance with regulatory and other industry standards. Such amounts were charged to expense in 1996 because the projects related to research and development that had not reached technological feasibility and for which there was no alternative future use. Fair value of acquired in-process technology was determined based on various factors, including estimates of after-tax cash flows, the stage of completion of the in-process technology at the date of acquisition and estimates of total project costs.

The NEIC acquisition was financed through equity and debt financing. An aggregate of 3,730,233 shares of Series B Preferred Stock were issued to three investors for a total purchase price of $40,100,000. Additionally, the Company issued 333,333 shares of Common Stock to various investors for an aggregate purchase price of $5,000,000. The Company also entered into a credit agreement, whereby the Company obtained $50,000,000 in bank financing in the form of a $25,000,000 revolving credit facility and a $25,000,000 term loan. An additional 840 shares of NEIC cumulative redeemable preferred stock were redeemed by the Company on August 1, 1996 at a redemption price of approximately $2,200,000.

TELECLAIMS, INC. ("TELECLAIMS")

On March 1, 1996, the Company acquired all the issued and outstanding capital stock of Teleclaims in exchange for 73,242 shares of Common Stock resulting in a purchase price of approximately $1,500,000, plus the assumption of certain liabilities, summarized as follows (in thousands):

Purchase price                                             $ 1,500
Add liabilities assumed                                        229
Less assets acquired:
   Current assets                                             (137)
   Property and equipment, net                                (172)
   Other assets                                                (72)
   Submittor and payor relationships                          (300)
                                                           -------
                                                              (681)
Less write-off of acquired in process technology              (700)
                                                           -------
Goodwill                                                   $   348
                                                           =======

Goodwill of $348,000 is being amortized over three years and submittor and payor relationships in the amount of $300,000 are being amortized over nine years. Also recorded as part of the Teleclaims acquisition was a one time write-off of acquired in-process technology of $700,000. This amount represents an allocation of purchase price to projects for the development of new products for health care transaction processing. Such amounts were charged to expense in 1996 because the projects related to research and development that had not reached technological feasibility and for which there was no alternative future use. Fair value of acquired in-process technology was determined based on various factors, including estimates of after-tax cash flows, the stage of completion of the in-process technology at the date of acquisition and estimates of total project costs.

                                ENVOY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

NATIONAL VERIFICATION SYSTEMS, L.P. ("NVS")

On September 13, 1996, the Company completed the acquisition of certain assets and liabilities of NVS for $2,150,000 in cash, plus the assumption of certain liabilities, summarized as follows (in thousands):

Purchase price                                         $ 2,150
Add liabilities assumed                                     51
Less assets acquired:
   Current assets                                          (83)
   Property and equipment, net                            (254)
   Customer contracts                                   (1,500)
                                                       -------
                                                        (1,837)
                                                       -------
Goodwill                                               $   364
                                                       =======


Goodwill of $364,000 is being amortized over three years and customer contracts in the amount of $1,500,000 are being amortized over nine years.

PROFESSIONAL OFFICE SYSTEMS, INC.  ("POSI")

On October 31, 1996, the Company acquired all the issued and outstanding capital stock of POSI, the EDI clearinghouse for Blue Cross and Blue Shield of the National Capital Area, for approximately $6,400,000 in cash, plus the assumption of certain liabilities, summarized as follows (in thousands):

Purchase price                                         $ 6,400
Add liabilities assumed                                  1,581
Less assets acquired:
   Current assets                                       (1,059)
   Property and equipment, net                            (180)
   Identifiable intangibles:
      Customer contracts                                (5,100)
      Assembled work force                              (1,200)
                                                       -------
                                                        (7,539)
                                                       -------
Goodwill                                               $   442
                                                       =======

Goodwill of $442,000 is being amortized over three years. Customer contracts are being amortized over nine years and assembled work force is being amortized over seven years.

                                ENVOY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

DIVERSE SOFTWARE SOLUTIONS, INC. ("DSS")

On March 11, 1997, the Company completed the acquisition of certain assets of DSS for $4,000,000 in cash and payments of $2,325,000 based upon revenue earned during a specified period following the acquisition, plus the assumption of certain liabilities. During 1998, the Company reduced its preliminary estimate of goodwill by $711,000 relating to a revised estimate of the payments based on revenues. The final allocation of purchase price is summarized as follows (in thousands):

Purchase price                                            $ 4,000
Add liabilities assumed:
   Current liabilities                                      3,979

Less assets acquired:
   Current assets                                            (446)
   Property and equipment, net                                (80)
   Identifiable intangibles:
      Developed technology                                   (600)
      Assembled work force                                   (340)
      Submittor and payor relationships                      (300)
      Tradenames                                             (100)
                                                          -------
                                                           (1,866)
Less write-off of acquired in-process technology             (600)
                                                          -------
Goodwill                                                  $ 5,513
                                                          =======

Goodwill of $5,513,000 is being amortized over a period of 15 years. Developed technology is being amortized over two years; assembled work force is being amortized over seven years; submittor and payor relationships are being amortized over nine years; and tradenames are being amortized over seven years. Also recorded as part of the DSS acquisition was a one-time write-off of acquired in-process technology of $600,000. This amount represents an allocation of purchase price to projects for the development of additional interfaces and functionality for accounts receivable management service offerings provided by DSS. This amount was charged to expense in 1997 because the projects related to research and development that had not reached technological feasibility and for which there was no alternative future use. Fair value of acquired in-process technology was determined based on various factors, including estimates of after-tax cash flows, the stage of completion of the in-process technology at the date of acquisition and estimates of total project costs.

                                ENVOY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

HEALTHCARE DATA INTERCHANGE CORPORATION ("HDIC")

On August 7, 1997, the Company acquired all the issued and outstanding capital stock of HDIC, the EDI health care services subsidiary of Aetna U.S. Healthcare Inc. ("AUSHC"), for approximately $36,400,000 in cash, plus the assumption of certain liabilities, summarized as follows (in thousands):

Purchase price                                                   $ 36,400
Add liabilities assumed:
   Unfavorable contracts                                           14,570
   Other liabilities                                                  993
                                                                 --------
                                                                   15,563
Less assets acquired:
   Cash                                                               (11)
   Property and equipment, net                                        (52)
   Identifiable intangibles:
      Customer contract                                            (5,000)
      Developed technology                                         (1,600)
      Tradenames                                                     (250)
      Assembled work force                                           (200)
                                                                 --------
                                                                   (7,113)
Less write-off of acquired in process technology                   (6,000)
                                                                 --------
Goodwill                                                         $ 38,850
                                                                 ========

Goodwill of $38,850,000 is being amortized over a period of 15 years; developed technology is being amortized over two years; tradenames and assembled work force are being amortized over three years. In addition, the Company and AUSHC simultaneously entered into a 10-year services agreement under which AUSHC has agreed to use the Company as its single source clearinghouse and EDI network for all AUSHC electronic health care transactions. The amount recorded for this customer contract is being amortized over 10 years. Liabilities assumed include approximately $14,570,000 relating to the assumption of unfavorable contracts. At December 31, 1998, the remaining liability for unfavorable contracts was $10,297,000, with $7,402,000 classified as a non-current liability, and $2,895,000 classified as a current liability in accrued expenses and other current liabilities. Also recorded as part of the HDIC acquisition was a one-time write-off of acquired in-process technology of $6,000,000. This amount represents an allocation of purchase price to projects for the development of new transaction sets which would allow health care providers to submit additional health care transactions electronically. This amount was charged to expense in 1997 because the projects related to research and development that had not reached technological feasibility and for which there was no alternative future use. Fair value of acquired in-process technology was determined based on various factors, including estimates of after-tax cash flows, the stage of completion of the in-process technology at the date of acquisition and estimates of total project costs.

                               ENVOY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

SYNERGY HEALTH CARE, INC. ("SYNERGY")

On May 6, 1998, the Company acquired all the issued and outstanding capital stock of Synergy for $10,200,000 in cash, including amounts paid to certain selling stockholders for noncompete agreements, plus the assumption of certain liabilities, summarized as follows (in thousands):

Purchase price                                                 $    10,200
Add liabilities assumed:                                               441

Less assets acquired:
   Cash                                                               (550)
   Accounts receivable and other                                      (917)
   Property and equipment, net                                        (281)
   Identifiable intangibles:
      Customer contracts                                            (1,587)
      Assembled work force                                            (170)
      Noncompete agreements                                           (200)
                                                               ------------
Goodwill                                                            (3,705)
                                                               ------------
                                                               $     6,936
                                                               ============

Goodwill of $6,936,000 is being amortized over a period of 15 years; customer contracts are being amortized over nine years; assembled work force is being amortized over seven years; and noncompete agreements are being amortized over five years.

CONTROL-O-FAX CORPORATION

Effective as of October 1, 1998, the Company completed the acquisition of substantially all of the assets of Control-O-Fax Corporation and its wholly-owned subsidiary Control-O-Fax Systems, Inc. (collectively, "Control-O-Fax") for $8,250,000 in cash, plus the assumption of certain liabilities, summarized as follows (in thousands):

Purchase price                                                 $     8,250
Add liabilities assumed:                                             1,468

Less assets acquired:
   Cash                                                               (200)
   Accounts receivable and other                                    (2,589)
   Property and equipment, net                                        (401)
   Identifiable intangibles:
      Customer contracts                                            (2,400)
      Assembled work force                                            (400)
      Noncompete agreements                                           (600)
                                                               ------------
Goodwill                                                            (6,590)
                                                               ------------
                                                               $     3,128
                                                               ============

                                ENVOY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

Goodwill of $3,128,000 is being amortized over a period of 15 years; customer contracts are being amortized over nine years; assembled work force is being amortized over seven years; and noncompete agreements are being amortized over three years.

The following presents unaudited pro forma results of operations (including the one-time write-offs of acquired in- process technology and all merger and facility integration costs) for the years ended December 31, 1997 and 1996 assuming the acquisitions accounted for as purchases, including EMC*Express, Inc. ("EMC") (See Note 7), had been consummated at the beginning of the periods presented (in thousands, except per share data):


                                                    YEAR ENDED DECEMBER 31,
                                                ----------------------------
                                                  1997               1996
                                                ---------          ---------
Revenues                                        $144,099           $115,978
Net loss applicable to common stock              (13,985)           (45,744)
Net loss per common share                          (0.71)             (2.72)

Pro forma results of operations for 1998 acquisitions have not been presented because the results of operations of Synergy and Control-O-Fax, the Company's only business combinations accounted for as purchases that were completed during 1998, are not material to those of the Company.

5.       SALE OF THE GOVERNMENT SERVICES BUSINESS

On September 16, 1997, the Company completed the sale of substantially all of the assets related to the Company's hunting and fishing licenses and electronic benefit transfer business (collectively "the Government Services Business") for
(i) $500,000 payable in the form of a promissory note due and payable in full on August 31, 1999 and (ii) certain contingent payment amounts based upon the achievement of specified future operating results of the Government Services Business. The Company recorded a gain of $500,000 related to the sale of the Government Services Business in 1997. The results of operations of the Government Services Business are included in the Company's consolidated statements of operations through the date of disposition.

6.       MERGER AND FACILITY INTEGRATION COSTS

As a result of the acquisitions of NEIC and Teleclaims in March 1996, the Company approved a plan that reorganized certain of its operations, personnel and facilities to gain the effects of potential cost savings and operating synergies. Certain costs of this plan to reorganize were accrued in accordance with the guidance set forth in Emerging Issues Task Force Issue 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" and were not part of the purchase price allocation. The costs for the year ended December 31, 1996 associated with this plan that were accrued totaled $1,772,000 consisting of $372,000 for exit costs associated with lease terminations, $200,000 for personnel costs, and $1,200,000 for writedowns of impaired assets. These costs were incurred as a direct result of the plan and do not benefit future continuing operations. The employee groups terminated included accounting, marketing and certain areas of the systems and operations departments. The number of employees terminated was approximately 120. Amounts charged against this liability for 1997 and 1996 were approximately $385,000 and $1,434,000, respectively. Additionally, the Company incurred costs of $2,892,000 to integrate the acquired businesses with the Company, consisting primarily of travel costs incurred by employees during the transition and integration of the acquired businesses' operations and costs paid to consultants to assist the Company during the transition and integration process. These costs benefit the

                                ENVOY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

future continuing operations of the Company and, accordingly, were expensed as incurred. The Company does not expect to incur any further merger and facility integration costs related to NEIC and Teleclaims.

7.       LOSS IN INVESTEE

On January 28, 1995, the Company purchased 17.5% of the capital stock of EMC for approximately $570,000. In connection therewith, the Company paid $250,000 for an option to purchase the remainder of the capital stock of EMC (the "Option"), and also entered into a management agreement to provide management services to EMC (the "Management Agreement"). Under the terms of the Management Agreement, the Company agreed to fund certain operating costs of EMC in the form of advances. The Management Agreement could be terminated by the Company at any time on 60 days written notice, at which time the Option would be terminated. The Company gave notice to terminate the Management Agreement on January 31, 1996. As a result of the termination notice and other facts and circumstances, the Company determined that it was probable an impairment to its investment had occurred. Accordingly, the Company recorded an adjustment in the fourth quarter of 1995 in the amount of $1,637,000 to recognize an impairment in the carrying value of its investment including writing off advances and providing for future commitments to EMC. During 1995, the Company recognized losses for its initial investment and option aggregating $820,000, advances of $817,000 and equity losses of $139,000 for a total loss in the EMC investment of $1,776,000.

Based on the Company's decision to terminate the Management Agreement, the Company discontinued the equity method of accounting for EMC and began accounting for the investment on a cost basis during the fourth quarter of 1995. Accordingly, the funding of EMC's operating costs in 1996 were charged to operating expenses. The Company was committed through March 31, 1996 to continue to fund certain operating costs of EMC. The amounts disbursed for the funding of these costs during the first two quarters of 1996 were $540,000.

In March 1996, following the termination of the Management Agreement and the Option, certain shareholders of EMC filed a lawsuit against the Company asserting claims for breach of contract and negligent conduct. On October 18, 1996, the Company settled this lawsuit for $300,000. Concurrent with the settlement of the lawsuit, the Company completed the acquisition of the remaining 82.5% interest in EMC for approximately $2,000,000 in cash. The EMC acquisition was accounted for under the purchase method of accounting applying the provisions of APB No. 16 and, as a result, the Company recorded the assets and liabilities at their estimated fair values. The Company recorded $1,954,000 of other identifiable intangible assets related to the EMC acquisition. The operations of EMC are included in the consolidated statements of operations from the date of acquisition.

8.       ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consists of the following (in thousands):

                                ENVOY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


                                                                                        DECEMBER 31,
                                                                             ----------------------------------
                                                                              1998                        1997
                                                                             -------                    -------
Current portion of liability for unfavorable contracts                       $ 2,895                    $ 3,910
Liability to former owners of DSS                                                 --                      2,200
Unearned income                                                                2,153                      1,942
Accrued communication expense                                                  3,710                      1,982
Accrued income taxes                                                           4,265                      1,679
Accrued salaries and benefits                                                  3,614                      2,348
Accrued vendor incentives                                                      4,097                      1,808
Customer deposits                                                              3,308                      1,894
Other                                                                          6,553                      7,599
                                                                             -------                    -------
                                                                             $30,595                    $25,362
                                                                             =======                    =======

The liability to former owners of DSS was paid in February 1998 and is related to the DSS acquisition, and the liability for unfavorable contracts is related to the HDIC acquisition (see Note 4).

9.        SHORT-TERM DEBT

At December 31, 1997, the ExpressBill Companies had various lines of credit collateralized by certain assets. The lines of credit charged interest at rates ranging from prime rate to prime plus 2%, which resulted in interest rates ranging from 8.5% to 10.5% at December 31, 1997. These lines of credit included various financial and other covenants, and were due on demand. The Company was in compliance with these covenants or obtained appropriate waivers at December 31, 1997. The outstanding balance under these lines of credit was $1,315,000 at December 31, 1997. All borrowings under those lines of credit were repaid in 1998 and the lines were terminated.

10.      LONG-TERM DEBT

In connection with the Distribution and First Data merger, the Company entered into a $10,000,000 note agreement with First Data on June 6, 1995 (the "Convertible Note"). The Convertible Note was convertible, at the option of the holder at any time, into fully paid and nonassessable shares of Common Stock at the rate of one share for each $10.52 face amount. The conversion price and conversion rights were subject to adjustment for stock dividends, subdivision, and combinations, subsequent issuances of Common Stock, issuances of certain rights, stock purchase rights or convertible securities and certain issuer tender offers. During 1996, First Data sold the Convertible Note to an unrelated third party for $13,500,000.

On November 7, 1996, the Company filed a registration statement with the Securities and Exchange Commission covering the offering of 321,289 shares of Common Stock pursuant to the demand of the current holders of the Convertible Note under a Registration Rights Agreement dated June 6, 1995. The Company was advised by the holders of the Convertible Notes that they intended to convert $3,380,000 principal amount of the Convertible Notes into 321,289 shares of Common Stock to permit their sale pursuant to the registration statement. Prior to the termination of the registration statement on May 19, 1997, an aggregate of $2,245,000 in principal amount of the Convertible Notes was converted into 213,389 shares of Common Stock and sold pursuant to the registration statement. In a series of unrelated transactions, the remaining $7,755,000 in principal amount of the Convertible Notes was

                                ENVOY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

converted into 737,167 shares of Common Stock through June 1997. Accordingly, no Convertible Notes remain outstanding.

In November 1996, the Company amended its revolving credit facility to increase the amount of credit available thereunder to $50,000,000. As of December 31, 1998, the Company had no amounts outstanding under the amended credit facility. Any outstanding borrowing made against the amended credit facility would bear interest at a rate equal to the Base Rate (as defined in the amended credit facility) or LIBOR. The amended credit facility expires June 30, 2000. The amended credit facility contains financial covenants applicable to the Company including ratios of debt to capital, annualized EBITDA to annualized interest expense, restrictions on payment of dividends, and certain other financial covenants customarily included in a credit facility of this type. The Company and its subsidiaries also are subject to certain restrictions relating to payment of dividends, acquisitions, incurrence of debt and other restrictive provisions. The amended credit facility is secured by substantially all of the assets of the Company and its subsidiaries.

Long-term debt at December 31, 1998 and 1997 consists primarily of capital lease obligations payable through the year 2003, at interest rates ranging from 9.25% to 22%. Annual long-term debt and capital lease obligations principal requirements are $271,000 in 1999, $209,000 in 2000, $118,000 in 2001, $35,000
in 2002, and $4,000 in 2003, with none thereafter.

11.      LEASES AND COMMITMENTS

The Company leases certain equipment and office space under operating leases. Rental expense incurred under the leases during the years ended December 31, 1998, 1997 and 1996 was approximately $4,175,000, $2,207,000 and $1,955,000, respectively.

Future minimum rental payments at December 31, 1998 under operating lease arrangements are as follows (in thousands):

            1999                                                $  4,433
            2000                                                   3,759
            2001                                                   3,296
            2002                                                   2,680
            2003                                                   2,437
            Thereafter                                             6,467
                                                                --------
            Total minimum lease payments                        $ 23,072
                                                                ========

12.      STOCK INCENTIVE PLANS

The Company has elected to follow APB No. 25 and related interpretations in accounting for its stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), requires use of option valuation models that were not developed for use in valuing stock options. Under APB No. 25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

At December 31, 1998, the Company had reserved 6,649,640 shares of Common Stock for issuance in connection with the stock option plans. Summaries of stock options outstanding are as follows:

                                ENVOY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)



                                                                                                         WEIGHTED-
                                                                                       OPTION             AVERAGE
                                                                       NUMBER OF      PRICE PER           EXERCISE
                                                                         SHARES         SHARE              PRICE
                                                                       ----------   --------------       ----------
Outstanding, December 31, 1995                                         3,035,000    $  1.83-$18.00         $  6.81
  Granted                                                                625,000       20.25-40.25           24.53
  Exercised                                                             (163,000)        1.83-7.75            3.12
  Canceled                                                              (268,000)       7.75-10.00            9.02
Outstanding, December 31, 1996                                         3,229,000        1.83-40.25           10.25
  Granted                                                                834,000       21.25-36.75           23.22
  Exercised                                                             (437,000)       1.83-20.75            4.25
  Canceled                                                              (224,000)       7.75-40.25           19.92
Outstanding, December 31, 1997                                         3,402,000        1.83-37.00           13.58
  Granted                                                                832,000     21.875-44.875           37.13
  Exercised                                                             (567,000)       1.83-30.75            4.22
  Canceled                                                              (225,000)     10.00-40.625           27.49
Outstanding, December 31, 1998                                         3,442,000    $ 3.50-$44.875         $ 19.90


The number of stock options exercisable and the weighted average exercise price of these options was 798,343 and $8.30 and 1,147,500 and $5.76 at December 31, 1998 and 1997, respectively. The weighted-average fair value of options granted during 1998 and 1997 was $17.71 and $10.96, respectively. The weighted-average remaining contractual life of those options is 5 years.

The Company's Amended and Restated 1995 Employee Stock Incentive Plan has authorized the grant of options to key employees and consultants of the Company for up to 3,000,000 shares of Common Stock. All options granted have 10 year terms from the grant date and vest over periods from one to five years from the date of grant. At December 31, 1998, options for the purchase of 2,791,935 shares were outstanding under this plan. No further grants will be made under this plan.

The Company's Amended and Restated 1995 Stock Option Plan for Outside Directors has authorized the grant of options to the Company's non-employee directors for up to 60,000 shares of Common Stock. All options granted have 10 year terms and become fully exercisable one year from the date of grant. At December 31, 1998, options for the purchase of 30,000 shares were outstanding under this plan.

The Company's 1998 Stock Incentive Plan has authorized the grant of options to key employees, consultants and non-employee directors of the Company for up to 2,000,000 shares of Common Stock. All options granted have 10-year terms from the grant date and vest over periods from two to four years from the date of grant. At December 31, 1998, options for the purchase of 113,000 shares were outstanding under this plan.

The Company's 1998 ExpressBill Stock Option Plan has authorized the grant of options to key employees of the ExpressBill Companies for up to 300,000 shares of Common Stock. All options granted have 10-year terms from the grant date and vest over periods from two to five years from the date of grant. At December 31, 1998, options for the purchase of 257,000 shares were outstanding under this plan. No further grants will be made under this plan.

                                ENVOY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

The Company's 1998 Synergy Stock Option Plan has authorized the grant of options to key employees of Synergy for up to 75,000 shares of Common Stock. All options granted have 10-year terms from the grant date and vest over periods from two to five years from the date of grant. At December 31, 1998, options for the purchase of 75,000 shares were outstanding under this plan. No further grants will be made under this plan.

Prior to the First Data merger, Old ENVOY had outstanding non-qualified stock options for the purchase of 1,214,640 shares of Common Stock. The grants were made under the 1987 Stock Option Plan, the 1990 Director Stock Option Plan, the 1990 Officer and Employee Stock Option Plan, the 1992 Non-Employee Directors' Plan and the 1992 Incentive Plan. All of these grants were made prior to the First Data merger, no further grants may be made under these plans. All options granted thereunder have 10 year terms from the grant date. In connection with the Distribution and First Data merger, each holder of an outstanding option to purchase shares of Old ENVOY common stock (an "Old ENVOY Option") received an option to purchase an equal number of shares of Common Stock (a "New ENVOY Option"). The exercise price of the New ENVOY Option is equal to a percentage (the "distribution percentage") of the exercise price of the Old ENVOY Option. The distribution percentage was established based upon the market prices of Common Stock and Old ENVOY Common Stock as determined by the ratio of (i) the average of the closing prices of Common Stock on the three trading days immediately following the First Data merger to (ii) the closing price of Old ENVOY Common Stock immediately prior to the First Data merger. The distribution percentage was 33.33% and resulted in a retroactive correspondingly downward adjustment of each New ENVOY Option. The distribution percentage adjustment was designed to place the holder of an Old ENVOY Option in the same economic position after the First Data merger as before the First Data merger. At December 31, 1998, options for the purchase of 175,341 shares were outstanding and fully exercisable under these plans.

Pro forma information regarding net loss and loss per share is required by SFAS No. 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1998, 1997 and 1996, respectively: risk-free interest rates of 4.53% and 5.77% and ranging from 5.36% to 6.69%; no dividend yield; volatility factors of the expected market price of Common Stock ranging from .433 to .500 and .436 to .455 and .385 to .419, respectively; and a weighted-average expected life of the option of 5 years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands, except for loss per share information):

                                ENVOY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)



                                                                    1998             1997              1996
                                                                -----------       ----------        ----------
Pro forma net loss applicable to common stock                   $     (794)       $  (12,435)       $  (38,957)
Pro forma net loss per common share:
   Basic                                                        $    (0.04)       $    (0.63)       $    (2.36)
   Diluted                                                      $    (0.04)       $    (0.63)       $    (2.36)


Because SFAS No. 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until the new rules are applied to all outstanding awards.

The Company implemented the ENVOY Corporation Employee Stock Purchase Plan (the "ESPP") effective July 1, 1997, at which time participating employees became entitled to purchase Common Stock at a discounted price through accumulated payroll deductions. Under the terms of the ESPP, the purchase price of the Common Stock for participating employees will be the lesser of (i) 85% of the closing market price of the Common Stock on the last trading day of each quarterly enrollment period or (ii) 85% of the closing market price of the Common Stock on the first trading day of each quarterly enrollment period. The Company has reserved 1,000,000 shares of Common Stock for issuance under the ESPP. Shares issued under the ESPP totaled approximately 15,000 and 3,000 in 1998 and 1997, respectively.

13.      SERIES B PREFERRED STOCK

In March 1996, the Company issued 3,730,233 shares of Series B Preferred Stock in connection with the NEIC acquisition (see Note 4). The Series B Preferred Stock is recorded in the accompanying consolidated balance sheets at the fair market value of the underlying shares on the date of the related Stock Purchase Agreement, $55,021,000 in the aggregate, or $14.75 per share. The difference between the issuance price of $40,100,000, or $10.75 per share, and the fair value of the underlying shares on the date of the related Stock Purchase Agreement has been presented in the consolidated financial statements as a dividend of Series B Preferred Stock for the year ended December 31, 1996. Each share of Series B Preferred Stock is convertible into one share of Common Stock at any time. Each share of Series B Preferred Stock shall be entitled to vote on all matters that the holders of Common Stock are entitled to vote upon, on an as-if-converted basis, and shall be entitled to vote as a class with respect to actions adverse to any rights of the Series B Preferred Stock and the creation of any other class of preferred stock senior to or pari passu with the Series B Preferred Stock. The Series B Preferred Stock shall be entitled to dividends only to the extent cash dividends are declared and paid on the Common Stock on an as if converted basis. From and after January 1, 1999, the Company shall have an optional right to redeem all of the outstanding Series B Preferred Stock at a redemption price of $10.75 per share, provided that the average sale price of Common Stock for 60 trading days prior to the notice of redemption is not less than $21.50 per share. In February 1998, 930,233 shares of Series B Preferred Stock were converted into an equal number of shares of Common Stock.

14.      SHAREHOLDER RIGHTS PLAN

In June 1995, the Board of Directors adopted a shareholder rights plan for the Company. The purpose of the shareholder rights plan is to protect the interests of the Company's shareholders if the Company is confronted with coercive or potentially unfair takeover tactics by encouraging third parties interested in acquiring the Company to negotiate with the Board of Directors.

                                ENVOY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

The shareholder rights plan is a plan by which the Company has distributed rights ("Rights") to purchase (at the rate of one Right per share of Common Stock) one-tenth of one share of the Company's Series A Preferred Stock at an exercise price of $60 per tenth of a share. The Rights are attached to the Common Stock and may be exercised only if a person or group (excluding certain share acquisitions as described in the plan) acquires 20% of the outstanding Common Stock or initiates a tender or exchange offer that would result in such person or group acquiring 10% or more of the outstanding Common Stock. Upon such an event, the Rights "flip-in" and each holder of a Right will thereafter have the right to receive, upon exercise, Series A Preferred Stock having a value equal to two times the exercise price. All Rights beneficially owned by the acquiring person or group triggering the "flip-in" will be null and void. Additionally, if a third party were to take certain action to acquire the Company, such as a merger or other business combination, the Rights would "flip-over" and entitle the holder to acquire shares of the acquiring person with a value of two times the exercise price. The Rights are redeemable by the Company at any time before they become exercisable for $0.01 per Right and expire in 2005.

In connection with the Company's pending merger with Quintiles (see Note 3), the Company amended the shareholder rights plan to exclude the Merger and related transactions from triggering an event allowing exercise of the Rights and from certain other restrictions under the shareholder rights plan.

15.      COMMON STOCK OFFERING

In August 1996, the Company completed an underwritten public offering of 3,320,000 shares of Common Stock at $26.50 per share. Net proceeds from this offering were approximately $83,000,000, and were used to retire indebtedness of $25,000,000 outstanding under a term loan agreement and indebtedness of approximately $12,900,000 outstanding under a $25,000,000 revolving credit facility. The remaining proceeds were used for general corporate purposes, including funding working capital requirements and acquisitions.

16.      INCOME TAXES

The provision for income taxes was comprised of the following (in thousands):


                                               DECEMBER 31,
                                   ---------------------------------------
                                     1998              1997          1996
                                   --------          -------       -------
Current:
  Federal                          $ 15,121          $ 4,957       $   271
  State                               3,478            2,429         1,107
                                   --------          -------       -------
Total current                        18,599            7,386         1,378
Deferred:
  Federal                              (105)             421         1,139
  State                                 (13)          (1,474)         (800)
                                   --------          -------       -------
Total deferred                         (118)          (1,053)          339
                                   --------          -------       -------
Provision for income taxes         $ 18,481          $ 6,333       $ 1,717
                                   ========          =======       =======

                                ENVOY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

The reconciliation of income tax computed by applying the U.S. federal statutory rate to the actual income tax provision follows (in thousands):

                                                                         DECEMBER 31,
                                                          ------------------------------------------
                                                            1998             1997            1996
                                                          -------          -------          -------
Income tax provision (benefit) at U.S. federal
         statutory rate                                   $ 7,954          $(1,003)         $(6,997)
Nondeductible merger costs                                    315               --            2,979
Nondeductible goodwill amortization                         7,242            7,066            5,447
State income taxes, net of federal benefit                  2,252              630              203
Change in valuation allowance                                  --              238              163
Other, net                                                    718             (598)             (78)
                                                          -------          -------          -------
Income tax provision                                      $18,481          $ 6,333          $ 1,717
                                                          =======          =======          =======

Deferred income taxes reflects the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant items comprising the Company's temporary differences are as follows (in thousands):


                                                                                               DECEMBER 31,
                                                                                      ------------------------------
                                                                                        1998                  1997
                                                                                      -------                -------
Deferred tax liability:
Difference between book and tax depreciation and amortization
  related to property and equipment                                                   $(2,178)               $(2,348)
Difference between book and tax amortization related to goodwill
  and other intangibles                                                                (1,554)                (3,517)
Difference between book and tax treatment of unfavorable contracts                     (1,371)                     0
                                                                                      -------                -------
Total deferred tax liabilities                                                         (5,103)                (5,865)
                                                                                      -------                -------
Deferred tax assets:
Difference between book and tax amortization related to write-off of
  acquired in-process technology                                                        2,028                  2,432
Difference between book and tax treatment of leased assets                                795                    585
Reserves and accruals not currently deductible                                          2,003                  1,683
Net operating loss carryforward                                                           469                    398
Difference between book and tax treatment of investments                                  915                    900
Difference between book and tax treatment of compensation expense                         144                    408
Tax credits                                                                                 0                    583
Other                                                                                       0                    119
                                                                                      -------                -------
Total deferred tax assets                                                               6,354                  7,108
Valuation allowance for deferred tax assets                                              (915)                (1,025)
                                                                                      -------                -------
Net deferred tax assets                                                                 5,439                  6,083
                                                                                      -------                -------
Net deferred tax assets (liability)                                                   $   336                $   218
                                                                                      =======                =======

                               ENVOY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

At December 31, 1998, the Company had state net operating loss carryforwards of approximately $11,600,000. These losses begin to expire in 2010.

The Company evaluates the amounts recorded for the valuation allowance for deferred tax assets each year. The valuation allowance relates to the loss on the investment in EMC and to certain tax credits that existed at December 31, 1997. The change in the valuation allowance at December 31, 1998 is due primarily to tax credits which expired in 1998. In evaluating the requirement for the valuation allowance, the Company considered its deferred tax liabilities, which were $5,103,000 and $5,865,000 at December 31, 1998 and 1997, respectively, as a possible source of taxable income. Management believes that it is more likely than not that the deferred tax assets in excess of the valuation reserves will be realized.

POS and ARM operated under Subchapter S of the Code and were not subject to corporate federal or state income taxes. Had POS and ARM filed federal and state income tax returns as C corporations for 1998, 1997 and 1996, pro forma income tax expense in the consolidated financial statements under the provisions of SFAS No. 109 would have been $18,740,000, $7,365,000 and $1,882,000, respectively.

17.   PROFIT-SHARING PLANS

The Company and its subsidiaries sponsor 401(k) profit-sharing plans and other noncontributory plans covering all employees who meet certain length of service and age requirements. Eligible employees may elect to reduce their current compensation and contribute to the 401(k) plans through salary deferral contributions. The Company matches employee contributions, generally up to 25% of the first 6% of compensation deferred by the employee, and may make additional discretionary contributions. The amount of expense for the Company contribution for all plans was approximately $674,000, $613,000 and $583,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

18.   FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts reported in the consolidated balance sheet for cash and cash equivalents, accounts receivable, and accounts payable approximate fair value. The carrying amount reported in the balance sheet for short-term and long-term debt also approximates fair value. The fair value of the Company's short-term and long-term debt is estimated using discounted cash flows and the Company's current incremental borrowing rate for similar types of borrowing arrangements.

                                ENVOY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

19. NET INCOME (LOSS) PER COMMON SHARE

The following table sets forth the computation of net income (loss) per common share (in thousands, except per share data):



                                                  1998            1997           1996
                                                 -------        --------       ---------
Numerator for basic and diluted
earnings per share:
  Net income (loss)                              $ 4,244        $ (9,198)      $(22,296)
  Less preferred stock dividends                      --              --        (14,921)
                                                 -------        --------       --------
  Net income (loss) applicable to
    common shares                                $ 4,244        $ (9,198)      $(37,217)
                                                 =======        ========       ========
Denominator:
  Denominator for basic earnings per
    share - weighted average shares               21,179          19,686         16,519
  Effect of dilutive securities:
    Employee stock options                         1,131              --(1)          --(1)
    Convertible preferred stock                    2,800              --(1)          --(1)
                                                 -------        --------       --------
  Denominator for diluted earnings per
    share - adjusted weighted average
    shares                                        25,110          19,686         16,519
                                                 =======        ========       ========
  Basic net income (loss) per common
    share                                        $  0.20        $  (0.47)      $  (2.25)
                                                 =======        ========       ========
  Diluted net income (loss) per
    common share                                 $  0.17        $  (0.47)      $  (2.25)
                                                 =======        ========       ========


(1) Stock options to purchase 3,402,000 and 3,229,000 shares of Common Stock in 1997 and 1996, respectively; the Series B Preferred Stock (convertible into 3,730,233 shares of Common Stock in 1997 and 1996); and the Convertible Note (convertible into 629,281 shares of Common Stock in 1996) were the only securities issued which would have been included in the diluted earnings per share calculation had they not been antidilutive due to the net loss reported by the Company.

                                ENVOY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

20.      QUARTERLY FINANCIAL DATA (UNAUDITED)


                                                                  1998
                                     ----------------------------------------------------------
                                       1ST              2ND               3RD            4TH
                                     QUARTER          QUARTER           QUARTER         QUARTER
                                     --------         --------          --------       -------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues                             $42,524          $42,949           $47,290        $52,010
Gross profit                         $23,127          $23,141           $27,621        $28,557
Net income                           $    74          $   614           $ 2,273        $ 1,283
Net income per common share
   Basic                             $  0.00          $  0.03           $  0.11        $  0.06
   Diluted                           $  0.00          $  0.02           $  0.09        $  0.05


                                                                           1997
                                     ---------------------------------------------------------
                                       1ST              2ND               3RD            4TH
                                     QUARTER          QUARTER           QUARTER        QUARTER
                                     -------          -------           --------       -------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues                             $30,763          $32,169           $34,693        $39,980
Gross profit                         $16,257          $17,144           $18,372        $21,585
Net loss                             $(2,315)(a)      $  (938)          $(4,635)(b)    $(1,310)
Net loss per common share, basic     $ (0.12)(a)      $ (0.05)          $ (0.23)(b)    $ (0.07)
and diluted

(a) The Company recorded a $600,000 write-off of acquired in-process technology related to the DSS acquisition (see Note 4).

(b) The Company recorded a $6,000,000 write-off of acquired in-process technology related to the HDIC acquisition, less a related deferred income tax benefit of $2,280,000 (see Note 4).

21.      RELATED PARTY TRANSACTIONS

As a result of the business combinations with the ExpressBill Companies, the Company leases office space from a partnership of a significant stockholder. The related lease extends through February 2013, with annual rentals of $457,500 through February 2003, $503,250 through February 2008 and $553,575 through February 2013. Rentals paid were approximately $397,000 in 1998 and $92,000 in each of 1997 and 1996.

22.      LITIGATION

Class action complaints were filed on each of August 20, 1998, August 21, 1998 and September 15, 1998, in the United States District Court, Middle District of Tennessee, Nashville Division, against the Company and certain of its executive officers. On December 28, 1998, the plaintiffs filed, pursuant to the Court's instructions, a Consolidated Class Action Complaint (the "Complaint"), consolidating the three cases into a single action. The Complaint alleges, among other things, that from February 12, 1997 to August 18, 1998 (the "Class Period") the defendants issued materially false and misleading statements about the Company, its business, operations and financial position and failed to disclose material facts necessary to make defendants' statements not false and misleading in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder, and also asserts additional claims under Tennessee common law for fraud and negligent misrepresentation. Plaintiffs allege that the Company failed to disclose that the Company's financial statements were not prepared in accordance with generally accepted accounting principles due to the improper write-off of certain acquired in-process technology, resulting in the Company's stock trading at allegedly artificially inflated prices during the Class Period. Plaintiffs seek unspecified compensatory damages, attorney's fees and other relief. The Company believes that these claims are without merit and intends to defend the allegations vigorously. Neither the likelihood of an unfavorable outcome nor the amount of the ultimate liability, if any, with respect to these claims can be determined at this time.

The Company also is a party in certain other pending litigation arising in the course of its business. While the final outcome of such litigation cannot be predicted with certainty, it is the opinion of the Company's management that the outcome of these matters would not materially affect the consolidated financial position or results of operations of the Company.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             ENVOY CORPORATION

Date: February 17, 1999                      /s/ KEVIN M. MCNAMARA
                                             -------------------------------
                                             Kevin M. McNamara
                                             Senior Vice President and Chief
                                             Financial Officer

                                  EXHIBIT INDEX

Exhibit

23.1                                Consent of Ernst & Young LLP
23.2                                Consent of Arthur Andersen LLP
27                                  Financial Data Schedule